UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.    )

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PACIFIC FINANCIAL CORPORATION
(Name of Registrant as Specified In Its Charter)
_________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PACIFIC FINANCIAL CORPORATION

March 30, 2011

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Pacific Financial Corporation (the "Company") to be held at the Company's administrative headquarters located at 1101 South Boone Street, Aberdeen, Washington, on Wednesday, April 27, 2011, at 7:00 p.m.

The Notice of Annual Meeting of Shareholders and Proxy Statement on the following pages describe the formal business to be transacted at the meeting.  Directors and officers of the Company, as well as a representative of Deloitte & Touche, LLP, the Company's independent auditors, will be present to respond to any questions our shareholders may have.

Please vote by signing, dating, and returning the enclosed proxy card by mail, or by voting via the Internet or by telephone.  The enclosed proxy statement includes instructions for voting via the Internet at www.proxyvoting.com/PFLC or by telephone by calling 1-866-540-5760.  If you vote online or by phone, you do NOT need to complete and mail your proxy card.  If you plan to attend the meeting, we still encourage you to vote in advance by mail, through the Internet or by phone.

We look forward to seeing you at the meeting.

Sincerely,

Gary C. Forcum	Dennis A. Long
Chairman of the Board	President & Chief Executive Officer

1101 South Boone Street • Aberdeen, WA  98520 • (360) 537-4061

PACIFIC FINANCIAL CORPORATION
1101 S. Boone Street
Aberdeen, Washington 98520
(360) 537-4061

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS To Be Held on April 27, 2011

NOTICE IS HEREBY GIVEN that the 2011 Annual Meeting of Shareholders of Pacific Financial Corporation (the "Company") will be held at the Company's Administrative Headquarters located at 1101 South Boone Street, Aberdeen, Washington, on Wednesday, April 27, 2011, at 7:00 p.m., local time, for the following purposes:

1.	ELECTION OF DIRECTORS. To elect two directors to three-year terms.

2.	PREFERRED STOCK. To act on proposed amendments to the Company's Articles of Incorporation to authorize the issuance of up to 5,000,000 shares of preferred stock.

3.	EQUITY INCENTIVE PLAN. To consider and approve the 2011 Equity Incentive Plan.

4.	RATIFY ACCOUNTANTS. To ratify our appointment of Deloitte & Touche LLP as our independent registered public accountants for 2011.

5.	OTHER BUSINESS. To consider and act upon such other matters as may properly come before the meeting or any adjournments thereof.

The Board of Directors is not aware of any other business to come before the meeting.

Any action may be taken on the foregoing proposals at the Annual Meeting or any subsequent adjournments.  Shareholders of record at the close of business on March 18, 2011, are entitled to notice of and to vote at the meeting and any adjournments or postponements.

Please vote via the Internet or by telephone in accordance with instructions provided under the heading "Voting by Internet or Telephone" on page 1 of this proxy statement, or by promptly completing, signing, and mailing the enclosed form of proxy in the envelope provided.  If you vote by any of these methods and you also attend the meeting, you do not need to vote in person at the meeting, unless you want to change your earlier vote.

By Order of the Board of Directors

John Van Dijk
Corporate Secretary
Aberdeen, Washington
March 30, 2011

IMPORTANT:  PROMPT VOTING VIA THE INTERNET, TELEPHONE, OR RETURNING THE ENCLOSED PROXY BY MAIL WILL SAVE THE COMPANY THE EXPENSE OF FURTHER REQUESTS FOR PROXIES IN ORDER TO ENSURE A QUORUM.  A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE.  NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 27, 2011:

Copies of the 2010 annual report to shareholders and the proxy statement for the 2011 annual meeting of shareholders are available at http://bnymellon.mobular.net/bnymellon/pflc

PROXY STATEMENT OF
PACIFIC FINANCIAL CORPORATION

ANNUAL MEETING OF SHAREHOLDERS
April 27, 2011

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Pacific Financial Corporation (the "Company"), the holding company for Bank of the Pacific (the "Bank"), to be used at the 2011 Annual Meeting of Shareholders of the Company.  The Annual Meeting will be held at the Company's administrative headquarters located at 1101 South Boone Street, Aberdeen, Washington, on Wednesday, April 27, 2011, at 7:00 p.m., local time.  This Proxy Statement and the enclosed proxy card and 2010 Annual Report to Shareholders are being mailed to shareholders on or about March 30, 2011.

VOTING AND PROXY PROCEDURE

Record Ownership; Quorum.  Shareholders of record as of the close of business on March 18, 2011, are entitled to one vote for each share of Common Stock of the Company then held by each shareholder.  As of March 18, 2011, the Company had 10,121,853 shares of Common Stock issued and outstanding and eligible to be voted at the Annual Meeting.  The presence, in person or by proxy, of at least a majority of the total number of outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum at the Annual Meeting.

Solicitation of Proxies.  The enclosed proxy is solicited by and on behalf of the Board of Directors of the Company, with the cost of solicitation borne by the Company.  Solicitation may also be made by directors and officers of the Company and the Bank.  In addition to mailing proxy materials, the directors, officers and employees may solicit proxies in person, by telephone or otherwise.  When a proxy card is returned properly signed and dated, the shares represented by the proxy will be voted in accordance with the instructions on the proxy card.  Where no instructions are indicated, proxies will be voted in accordance with the Board of Directors' recommended vote with respect to each proposal set forth below.  If a shareholder attends the Annual Meeting, he or she may vote in person.  If you hold shares through a broker or nominee (that is, in "street name"), please follow their directions on how to vote your shares.

Voting by Internet or Telephone.  You may vote by Internet, telephone, or mail.  Voting by Internet or telephone authorizes the named proxies to vote your shares in the same manner as if you marked, signed, and returned your proxy by mail.  To vote via the Internet, access the following Web site:  www.proxyvoting.com/PFLC.  To vote by telephone, call 1-866-540-5760 and follow the instructions.  If you vote via the Internet or by telephone, you do not need to mail your proxy card.

Revocation of Proxies.  Shareholders who execute proxies retain the right to revoke them at any time.  Proxies may be revoked by written notice delivered in person or mailed to the Corporate Secretary of the Company or by filing a later proxy prior to a vote being taken on the election of directors at the Annual Meeting.  Attendance at the Annual Meeting will not automatically revoke a proxy.

Voting for Directors.  The two nominees for election as directors at the Annual Meeting who receive the highest number of affirmative votes will be elected.  Shareholders are not permitted to cumulate their votes for the election of directors.  Votes may be cast for or withheld from the directors as a group, or from each individual nominee.  Votes that are withheld and broker non-votes will have no effect on the outcome of the election because directors will be elected by a plurality of votes cast.  A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not have discretionary voting power with respect to the matter being considered and has not received instructions from the beneficial owner.  Banks and brokers acting as nominees are not permitted to vote proxies for the election of directors without express voting instructions from the beneficial owner of the shares.  As such, it is particularly important that you provide voting instructions to your bank, broker or other nominee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial ownership is a technical term broadly defined by the Securities and Exchange Commission (the "SEC") to mean more than ownership in the economic sense.  In general, beneficial ownership includes voting or investment power over shares, as well as shares that a person has the right to acquire within 60 days.  Persons and groups who beneficially own in excess of 5% of the Company's Common Stock ("5% or Greater Owners") are required to file reports disclosing such ownership pursuant to the Securities Exchange Act of 1934, as amended ("Exchange Act").  Except as otherwise noted, the shareholders named in the table below have sole voting and investment power over all shares shown as beneficially owned by them.

The following table sets forth, as of March 1, 2011, information as to the shares of the Common Stock beneficially owned by each 5% or Greater Owner, by each director and nominee for director, by each executive officer, and by all current executive officers and directors of the Company as a group.

Name and Address	Number of Shares Beneficially Owned (1)		Percent of Shares Outstanding

5% or Greater Owners:
Wellington Management Company, LLP	695,000	(3)	6.8%
75 State Street Boston, Massachusetts 02109

Directors:
G. Dennis Archer	99,816	(4)	*
John R. Ferlin	128,724	(5)	1.3%
Gary C. Forcum	159,262		1.6%
Susan C. Freese	38,770		*
Edwin Ketel	57,611		*
Randy W. Rognlin	451,957		4.4%
Randy Rust	120,967		1.2%
Douglas M. Schermer	127,494		1.3%

Board Nominee:
Dwayne C. Carter	0		*

Executive Officers:
Dennis A. Long (2)	152,385	(6)	1.5%
Bruce D. MacNaughton	98,180		*
Denise Portmann	35,050		*
John Van Dijk	57,750		*
All Executive Officers and Directors as a Group (12 persons)	1,527,966		14.7%
_______________

*	Less than 1% of shares outstanding.

(1)
The amounts shown include shares of Common Stock that the named shareholders have the right to acquire within 60 days after March 1, 2011, through the exercise of stock options granted pursuant to the Company's stock option plans or through the exercise of warrants to purchase Common Stock as follows:

	No. of	No. of
Name	Options	Warrants

Wellington Management Company, LLP(3)	--	139,000
G. Dennis Archer	5,500	8,334
John R. Ferlin	5,500	13,889
Gary C. Forcum	1,100	13,725
Susan C. Freese	3,300	3,333
Edwin Ketel	1,100	6,250
Randy W. Rognlin	1,100	55,556
Randy Rust	5,500	11,112
Douglas M. Schermer	1,100	12,500
Dennis A. Long	5,500	4,167
Bruce D. MacNaughton	70,400	5,556
Denise Portmann	25,300	1,400
John Van Dijk	--	2,750

(2)	Mr. Long is also a director of the Company.

(3)
Based on information contained in the Schedule 13G filed February 12, 2010, by Wellington Management Company, LLP (“Wellington”), in its capacity as investment advisor to its client Ithan Creek Master Investors (Cayman) L.P., the record owners of the shares.  Wellington reported having shared voting and dispositive power with respect to all 695,000 shares listed.

(4)	Includes 972 shares owned in a profit sharing trust.

(5)	Includes 2,835 shares held by Mr. Ferlin's spouse as trustee for family trusts.

(6)	Includes 60,000 shares pledged as collateral in connection with a margin account with a securities broker.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company's executive officers and directors, and persons who beneficially own more than 10% of any registered class of the Company's equity securities, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of shares of common stock and other equity securities of the Company.  Executive officers, directors and greater than 10% shareholders are required to furnish the Company with copies of all Section 16(a) forms they file.  To the Company's knowledge, based solely upon a review of the copies of Forms 3, 4 and 5 (and amendments thereto) furnished to the Company or otherwise in its files, all of the Company's executive officers and directors complied with all applicable Section 16(a) filing requirements during 2010 other than Mr. Ketel who filed one late report of a purchase of shares and Mr. Schermer who filed one late report of a purchase of shares.

CURRENT EXECUTIVE OFFICERS

The following summary sets forth the age, position, and business experience during the past five years of the Company's executive officers who are not also directors of the Company.

Bruce D. MacNaughton (57) is the Vice President of the Company.  He was appointed Executive Vice President and has served as Chief Credit Officer of the Bank since January 2002.  Mr. MacNaughton has been employed in the commercial banking industry for over 35 years in various capacities.  He was employed by U.S. Bank from 1983 to 2001.  From 1989 to 2001, Mr. MacNaughton was a Business Banking Team Leader for U.S. Bank in central Oregon.  In 2001, Mr. MacNaughton was promoted to Senior Lender of U.S. Bank with expanded responsibilities for the central and eastern Oregon region, managing a $185 million commercial and agriculture loan portfolio through a network of 21 branch offices and a staff of 18 commercial loan officers.

Denise Portmann (37) is the Chief Financial Officer of the Company and of the Bank.  Ms. Portmann was also named Executive Vice President of the Bank in January 2006.  She has served as Chief Financial Officer of the Company since January 2005 and of the Bank since November 2004.  Ms. Portmann joined the Bank in 2001, serving as Treasurer of the Company and Senior Vice President and Cashier of the Bank.  From 1995 to 1999, she was employed in the public accounting and auditing sector, specializing in the financial institutions industry.  Ms. Portmann is a CPA and holds a B.S. degree in Accounting from Central Washington University.

John Van Dijk (63) has served as President and Chief Operating Officer of the Bank since November 2004 and as Corporate Secretary of the Company since 1997.  He previously served as Executive Vice President, Chief Financial Officer of the Bank beginning in May 1996.  Prior to that, Mr. Van Dijk was employed in the thrift industry for 18 years.  He served as Senior Vice President, Chief Financial Officer of Olympia Federal Savings, Olympia, WA, from May 1991 to May 1996.  From November 1988 to May 1991, he served as Vice President and Controller for Sterling Financial Group, Spokane, WA.  Mr. Van Dijk served as Senior Vice President and Chief Operating Officer of Central Evergreen Savings Bank, Chehalis, WA, from March 1978 to November 1988.

PROPOSAL NO. 1 – ELECTION OF DIRECTORS

The Company's Board of Directors (the "Board") is presently composed of nine members.  Each also serves as a director of the Bank.  The Company's articles and bylaws provide that directors are elected for three-year staggered terms, with approximately one-third of the directors elected each year.  Messrs. Carter and Rognlin have been nominated for election for a three-year term ending in 2014.  Mr. Rognlin presently serves as a director of the Company.  Mr. Carter was appointed a director on March 9, 2011, subject to receipt of regulatory approvals.  He has been elected and is being nominated to fill a vacancy created by the retirement of John R. Ferlin, effective as of the date of the Annual Meeting.  If Mr. Carter is elected at the Annual Meeting, his service on the Board will remain subject to receipt of regulatory approvals if not received by the date of the Annual Meeting.

The proxies solicited by the Board will be voted for the election of Messrs. Carter and Rognlin unless marked to withhold a vote as to one or more nominees.  If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute as the Board may recommend.  The Board has no reason to believe that either of the named nominees is not available or will not serve if elected.  In considering a nominee as a company director, the Board seeks to ensure that the Board is composed of members whose particular experience, qualifications, attributes and skills, as a whole can satisfy its supervision responsibilities effectively.  To accomplish this, guidelines are set by the Governance and Nominating Committee, further discussed below under "Meetings and Committees of the Board of Directors--Committees."

The Board of Directors recommends a vote "FOR" the election of Messrs. Carter and Rognlin.

The following table sets forth certain information regarding the nominees for election at the Annual Meeting, as well as information regarding those directors continuing in office after the Annual Meeting.  The Board of Directors has determined that each director listed below, other than Mr. Long, is "independent" as defined in Rule 5605(a)(2) of the listing standards for companies quoted on The NASDAQ Stock Market ("Nasdaq").  There are no family relationships among the directors and executive officers of the Company.

Name	Age	Year First Elected/Appointed Director	Term to Expire
Board Nominees

Class C
Dwayne M. Carter	57	2011	2014
Randy W. Rognlin	54	2001	2014

Directors Continuing in Office

Class A
Edwin Ketel	59	2002	2012
Dennis A. Long	62	1997	2012
Randy Rust	63	2003	2012

Class B
G. Dennis Archer	68	2004	2013
Gary C. Forcum	65	1997	2013
Susan C. Freese	56	2001	2013
Douglas M. Schermer	49	2001	2013

The following provides a brief overview of the two nominees’ business experience, qualifications, attributes, and skills:

Dwayne M. Carter has been President and General Manager of Brooks Manufacturing, a manufacturer of engineered wood products for the utility industry since 2005.  During his tenure, the company has achieved record profitability for the past three years and increased the industry leading market share by ten percent.  He negotiated a four-year labor contract and reorganized the management team to improve and enhance communication and personnel growth.  Prior to joining Brooks Manufacturing, Mr. Carter was employed in the banking industry in various capacities for over thirty years.  He served as a senior executive and group manager of a six-state commercial banking division for Washington Mutual, managing a $1.8 billion loan portfolio and providing strategic leadership for a team of 200 fulltime employees.  His responsibilities included business development, credit quality, marketing, human resources and administrative affairs.  Prior to his service with Washington Mutual Mr. Carter was a senior regional manager with West One Bank, Security Pacific Bank, and Rainier Bank, managing commercial banking teams for each organization.  Mr. Carter holds a Bachelor of Science degree from Montana State University and graduated with honors.

Mr. Carter is being nominated for his excellent knowledge of commercial banking and credit quality skills.  His experience involving commercial and industrial lending, along with agriculture lending, adds much value to the Board.

Randy Rognlin has been President and co-owner of Rognlin’s, Inc., a heavy civil general construction company, for more than five years.  He acquired his interest in the company in 1992.  Mr. Rognlin is responsible for managing day to day operations of the Company.  During his tenure as President he has increased annual sales volume from $17 million to $50 million and increased employment from 70 employees to 125.  He originally joined Rognlin’s, Inc. in 1975 and has held various supervisory and management positions.  In 1991 Mr. Rognlin became a shareholder of Elma Country Club, Inc. which is a real estate holding company.  During 1997 he became co-owner of Northwest Rock, Inc. a mining, sand, gravel and aggregate supply company which has annual sales of $7 million and over 40 employees.  Mr. Rognlin is also a member of Black River Blues, LLC which is a commercial farm operation.  The company generates $400,000 in annual sales volume, primarily in blueberries.  Mr. Rognlin is a graduate of the Oregon Bankers Association Directors College.

Mr. Rognlin brings extensive construction expertise, real estate investment experience, and an entrepreneurial spirit to the Board.  As a lifelong resident and businessman in Aberdeen, Washington, his involvement and significant contacts within our central region communities serves the Board and the Company well.

The following provides a brief overview of the continuing directors’ business experience, qualifications, attributes, and skills:

G. Dennis Archer is the founder and director of Archer Group, PS, a regional public accounting firm specializing in business and personal tax, and financial planning.  He has practiced public accounting and served in the tax management field since 1976, providing financial statement preparation, auditing and analysis for small and medium-sized companies, including construction companies, real estate investment companies, manufacturers and financial institutions.  He has served as an expert witness in various courts regarding business valuation issues.  Mr. Archer was instrumental in converting a mutual savings bank to a public stock company and was responsible for the converted bank holding company's initial reporting with the Securities and Exchange Commission.  Prior to founding Archer Group, he worked at Coopers and Lybrand as a tax manager from 1976 to 1981.

The Company believes Mr. Archer's understanding of complex business issues and accounting expertise give him the financial literacy and skills needed to qualify as a financial ‘expert’, as that term is defined by the SEC.  Mr. Archer received a B.A. and M.B.A. (Finance) from the University of Washington, and a law degree from Seattle University.  He is a member of the American Institute of Certified Public Accountants and Washington Society of Certified Public Accountants, and he is a personal financial specialist and certified financial planner.

Mr. Archer provides the Board with a depth of knowledge of generally accepted accounting and auditing standards, and experience analyzing, auditing and preparing financial statements.  Further, Mr. Archer provides diversity in geographic representation from our northern Washington market area in and around Bellingham, Washington. He brings first hand knowledge of the region's economic conditions and the operations of the Bank within that community.  Mr. Archer previously served on the Board of Directors of BNW Bancorp (which we acquired in 2004) and as Chairman of its Audit Committee.  He has built extensive community relationships through his involvement in local civic and business organizations, such as the Bellingham Bay Rotary Club, Mt. Baker Theater Board, and Private Industry Council of Bellingham, Washington.

Gary C. Forcum is a private investor and the retired owner and President of Pettit Oil Company, which he sold in 1999.  When he purchased the company in 1990, it had sales of $15 million annually and 20 employees.  During his tenure, Mr. Forcum increased sales to $120 million and increased employment to 106 employees, in part through the acquisition of two other oil companies.  Mr. Forcum was heavily involved in the operations at Pettit Oil, including time spent preparing financial statements and corporate tax returns.  Prior to owning Pettit Oil, Mr. Forcum owned a Budweiser distributorship from 1977 to 1990.  Mr. Forcum was employed by the Internal Revenue Service from 1971 to 1977 as a business auditor and later as criminal investigator.  Mr. Forcum holds a B.A. (Accounting) from the University of Washington.

Mr. Forcum is a past President of the Grays Harbor Economic Development Council and is a member of the Aberdeen Rotary.  As a long-time business owner and entrepreneur, Mr. Forcum has significant experience in managing growing companies, including financial management and human resources, along with managing his various investments. He provides the Board with in-depth knowledge of the Bank’s operations based on his 13 years experience on the Board, his community contacts, and his business experience.

Susan C. Freese is a licensed registered pharmacist. She owned Peninsula Pharmacies, Inc. (a three-store company located on the Long Beach, Washington peninsula) from 1987 until she sold the company in 2006.  She is currently employed by the new owners as a pharmacist.  During her ownership she grew the annual sales of the company from less than $2 million to over $6 million, and increased staff from 16 to 28 employees.  Ms. Freese and her husband also own commercial fishing vessels, which they have managed successfully in a highly regulated industry.  She holds a Bachelor of Pharmacy degree from Washington State University and graduated from the Oregon Bankers Association Directors College.

Ms. Freese is a long-time member of the non-profit Ocean Beach Education Foundation Board of Directors and is very active in the community.  Ms. Freese has been nominated in prior years for her knowledge of growing companies in highly regulated industries and familiarity with the economic and business conditions in our southwestern Washington markets.  She also brings a diversity of perspectives as the Board's sole female member.

Edwin Ketel has owned the Oceanside Animal Clinic, a mixed animal practice, for 30 years.  He has grown his practice considerably, with annual income of $100,000 in 1980 to over $1 million today.  The clinic now employs six people.  Dr. Ketel holds a B.S. and a Doctorate of Veterinary Medicine from Washington State University and graduated from the Oregon Bankers Association. Directors College in 2003 and 2007.

Dr. Ketel is very actively involved in the Long Beach peninsula communities.  He was President of the Ilwaco Sports Boosters, raising in excess of $50,000 every year during his tenure to support youth activities. He also served as a board member for the Ocean Beach School Board, helping develop and implement a major bond measure during his years of service.  As a business owner, Dr. Ketel brings general management expertise to the Board and has served actively and ably for more than eight years.

Dennis A. Long currently serves as President and Chief Executive Officer of the Company and Chief Executive Officer of Bank of the Pacific.  (Mr. Long previously served as both President and Chief Executive Officer of Bank of the Pacific from July 1997 until December 1999.)  In December 1999, he was appointed President of Pacific Financial Corporation, and added the title of Chief Executive Officer in May 2001.

Mr. Long has spent his entire professional life in the financial services industry, attaining positions of increasing responsibility throughout his career.  Mr. Long previously served as President of the Southern Puget Sound District of Key Bank, N.A., Tacoma, Washington, from July 1996 to April 1997.  From April 1995 to July 1996, Mr. Long served as Retail Project Leader for KeyCorp, the parent company of Key Bank, N.A.  He served as Executive Vice President and Retail Banking Manager of Key Bank of Washington, Seattle, Washington, from September 1993 to April 1995.  Prior to 1993 Mr. Long served in various management positions with Security Pacific Bank and Rainier Bank, most notably as Senior Credit Officer over Washington, Oregon, Idaho, Alaska and Canada, managing over $7.5 billion in credit relationships.  He holds a Bachelor of Arts in accounting with a minor in finance from the University of Puget Sound.

Randy Rust is retired and is a private investor.  He was the co-owner of Westport Shipyard, Inc. until 2000 when he sold his interest in the company and retired.  He originally purchased the company in 1977 when it had 12 employees and built primarily 36 foot and 56 foot fishing boats.  By the time of his retirement, Westport Shipyard had 250 employees and was building primarily 100-foot passenger vessels and 112-foot and 130-foot ocean going motor yachts at its manufacturing facilities in Westport and Port Angeles, Washington.  Mr. Rust was directly responsible for sales documentation, designs, purchase of manufacturing facilities, and banking relationships, as well as legal, insurance, and accounting matters.  Prior to his involvement with Westport Shipyard he was co-owner and general manager of Tacoma Fiberglass Products, Inc., a wholesale distributor of materials to the composite industry.  Mr. Rust holds a B.A. (History and Political Science) from Western Washington University and took courses in business law and finance.  He is a graduate of the Oregon Bankers Association Directors College.

Mr. Rust brings entrepreneurial and management experience as well as extensive real estate development and investment expertise to the Board.  He is also very active in Washington’s central coastal region communities.

Douglas M. Schermer is the owner and President of Wishkah Rock Products and of Schermer Construction, Inc., a heavy civil contractor specializing in constructing roads and bridges for the timber industry.  Schermer Construction was founded in 1989 and has grown to annual sales of $7 million, with 30 employees.  Prior to founding Schermer Construction, Mr. Schermer was managing partner for three years for Quiqq Brothers Construction, a heavy construction company with annual sales of $25 million and 80 employees.  He also has various business interests including investments in commercial property.  Mr. Schermer earned a B.S. (Forest Engineering) from Oregon State University and is a graduate of the Oregon Bankers Association Directors College.

Mr. Schermer has served as a director of the Grays Harbor EDC and Grays Harbor College Foundation.  He has extensive management experience in the forest industry and related businesses, which assists the Bank in that area of our lending programs.

PROPOSAL NO. 2 – AMENDMENTS TO THE ARTICLES OF INCORPORATION

General

The Board has unanimously approved amendments to the Company's Restated Articles of Incorporation (the "Articles") to increase the authorized capital stock to 30,000,000 shares, divided into 5,000,000 shares of newly authorized preferred stock ($.01 par value per share) and 25,000,000 shares of Common Stock ($1.00 par value per share).  Prior to the proposed amendments, the Company had no preferred stock while the 25,000,000 shares of Common Stock were previously authorized. A copy of the proposed amendments is attached as Appendix A.  The Board has directed that the proposed amendments, which amend Articles III and V of the Articles, be submitted to a vote of shareholders at the Annual Meeting and recommends that shareholders vote in favor of the proposed amendments.

Under the terms of the proposed amendments to the Articles, the Board would be granted the authority to create different series of preferred stock, fix the number of shares in each such series, and determine the preferences, limitations, voting powers, and relative rights of each series, without further action by our shareholders, except as may be required by Washington corporate law, by the SEC's rules, or by the rules of any securities exchange on which our Common Stock may then be listed.  (Our stock is not currently listed on a securities exchange.)  The amendments also move the provisions regarding rights of the holders of Common Stock from Article V to Article III, Section 3.2.  The holders of Common Stock do not and will not have preemptive rights to subscribe to any shares of any series or class of stock that may be issued in the future.  Once a series of preferred stock is created by the Board, shares of each series of preferred stock could then be issued for such consideration as the Board determined to be adequate.

Examples of rights that the Board would have authority to determine include whether, and to what extent, the shares of each series will have voting rights; whether shares of a particular series will be redeemable or convertible and, if so, under what circumstances; and whether shares of a particular series will be entitled to dividends and other distributions and, if so, the extent to which those shares are entitled to dividends and other distributions; and whether shares of a series will have preference over any other class or series of shares with respect to dividends or distributions, including distributions upon any liquidation or dissolution of the Company.

If the proposed amendments are approved by shareholders, the Board would designate a series of its preferred stock, and issue shares of that series, if the Company's application to participate in the Small Business Lending Fund (the "SBLF") adopted by the United States Department of the Treasury (the "Treasury") under the Small Business Jobs Act of 2010 is approved, and the Board elects to participate.  The Company has submitted an application to the Treasury to participate in the program, but it does not yet know whether its application will be approved.  There is no assurance that it will be.

The Company's application to the SBLF relates to 23,000 shares of preferred stock, for which the Treasury would pay $23,000,000, or $1,000 per share if the Company's application is accepted and the Board determines to proceed.  The Company cannot participate if the proposed amendments are not approved.  Additional details of the terms applicable to preferred stock required for participation in the SBLF are set forth below under the subheading "Description of Small Business Lending Fund" below.  If the Company were to participate in the SBLF in the amounts applied for, approximately 4,977,000 shares of preferred stock would remain available for issuance from time to time with the Board's approval.

The Board believes that the proposed amendments to the Articles are in the best interests of the Company and our shareholders.  First, the amendments would provide the flexibility to allow participation in the SBLF, something that the Board believes to be in the interests of the Company, its shareholders, and the communities served by our Bank.  Then, for the future, the authority to issue shares of preferred stock with such terms as the Board deems appropriate from time to time will allow us greater flexibility to meet business demands as they arise.  This authority enables us to create a series of preferred stock on flexible terms and issue shares of that series to raise capital, otherwise strengthen the Company's balance sheet, and for other corporate purpose of any nature.  Preferred stock could even be used to provide protection against hostile takeovers of the Company, although we have no present intention to use preferred stock for that purpose.

If the proposal to amend the Articles to create preferred stock and authorize the Board to issue preferred shares is approved by our shareholders, we will file an amendment to our Articles with the Washington Secretary of State in order to affect the amendments

Description of Small Business Lending Fund

If our application to participate in the SBLF is accepted and our Board elects to participate in the program, the Board would designate a series of preferred stock to be issued to the Treasury in exchange for its investment in the Company.  The current terms proposed for this preferred series are as follows:

•	The preferred shares will have a liquidation preference over common stock of $1,000 per share, which is the original purchase price for these shares.

•	The preferred shares will be entitled to quarterly noncumulative dividends. The dividend rates decrease as qualified small business lending (as defined by the Treasury) (QSBL) goes up.

•
The dividend rate for the first nine quarters will be, at most, 5 percent per annum.  This rate will be recalculated quarterly and may decrease if the Company increases its QSBL compared to a baseline.  If the Company increases QSBL by 10 percent or more, then the rate will decrease to as low as 1 percent.  In order for a dividend rate of less than 5 percent to apply to the entire SBLF investment, the QSBL has to increase by an amount equal to the SBLF investment.

•
From the 10th quarter to 4.5 years after issuance, the dividend rate will be set at a constant rate determined by comparing the QSBL to the baseline as of the end of the eighth quarter.  If the QSBL has not increased, the dividend rate will be 7 percent per annum.  If the QSBL has increased, the most recent quarterly dividend rate will remain in place.  After 4.5 years, the rate increases to 9 percent until the stock is redeemed by the Company.

•
The preferred shares will provide that the Company's payment of cash dividends on, or repurchase of, its common shares would be subject to restrictions based on its Tier 1 capital levels from time to time for so long as the Treasury continued to hold the Company's preferred shares.  In addition, the Company may not pay dividends if preferred share dividends are not paid.  If dividends are not declared and paid for five quarters, consecutive or not, the Treasury will have the right to appoint a representative to serve as an observer on the Board until payment of four consecutive subsequent dividend payments.

•
The preferred shares will have no voting rights, other than as required by law and class voting rights on (a) any authorization or issuance of shares ranking senior to the preferred shares, (b) any amendment to the rights of preferred shares, or (c) any merger, exchange or similar transaction that would adversely affect the rights of the preferred shares.

•
The preferred shares may be redeemed at any time at the liquidation preference plus accrued dividends.  Each redemption must cover at least 25 percent of the preferred shares issued by the Company under the program.

If our application is accepted by the Treasury, we contemplate using the proceeds to pursue lending opportunities and strengthen our financial position.

There can be no assurance that the Treasury will accept our application, and there is no guarantee that, if accepted, the Treasury would purchase the full amount applied for.  Even if our application is accepted, it may only be given preliminary approval contingent on our raising matching funds.  If  preliminary approval is granted on a matching-funds basis, and our Board elects to participate in the program, the Company will have to raise matching capital from private, non-governmental sources prior to or concurrent with the SBLF investment.

Rights of Common Shareholders

The proposed amendments to the Articles of Incorporation make no change in the total number of common shares authorized for issuance (25,000,000), of which approximately 15,000,000 shares are currently unreserved and available for issuance.  The holders of Common Stock will have unlimited voting rights and the unlimited right to receive the Company's net assets upon dissolution, subject to the preferential rights, if any, of preferred shares issued and outstanding from time to time.

The issuance of shares of preferred stock could result in shares with preferences to the Common Stock being issued, without further action on the part of holders of the Common Stock, and it could dilute the stock ownership or voting rights of common shareholders.

Possible Anti-Takeover Effect of Preferred Shares

Shares of authorized and unissued preferred stock could (within the limits imposed by applicable law) be issued in one or more transactions that could make a change in control of the Company more difficult, and therefore less likely.  Such shares could be used to dilute the stock ownership or voting rights of a person seeking to obtain control of the Company.  The issuance of additional shares of preferred stock could also, in certain circumstances, make the removal of management more difficult, even if such removal would be beneficial to the shareholders generally.  Although the authorization of preferred shares and the subsequent issuance of such shares could thus have the effect of delaying or preventing a change in control of the Company, the Board is not aware of any attempt to take control of the Company and has not presented this proposal with the intention that the authorization of preferred shares be used to protect against a hostile takeover.

Other provisions of the Articles making a change in control of the Company more difficult include:

•	the division of the Board into three classes with staggered elections of directors;

•	the absence of cumulative voting for directors;

•	the provision that requires management to call a special meeting of shareholders only upon the request of holders of more than 25% of the outstanding shares of Common Stock;

•
the provision that specifically authorizes the Board to consider non-monetary factors, such as social effects on communities and employees, when evaluating tender offers, merger proposals, or offers to purchase substantially all of the Company's assets; and

•	fair price provisions that impose special requirements for shareholder and Board approval of transactions involving an individual or entity that holds at least 20% of the outstanding Common Stock.

Management has no present plans to propose other measures that may have an anti-takeover effect.

Required Vote

The affirmative vote of the holders of at least a majority of all the votes entitled to be cast at the Annual Meeting is required for approval of the proposed amendments to the Articles.  Accordingly, abstentions and broker non-votes will be treated as having voted against the proposal.

The Board of Directors unanimously recommends a vote "FOR" the adoption of the proposed amendments to Articles III and V of the Company's Restated Articles of Incorporation.

PROPOSAL 3 – APPROVAL OF 2011 EQUITY INCENTIVE PLAN

Background

Our Board of Directors adopted the Pacific Financial Corporation 2011 Equity Incentive Plan (the "Plan") in March 2011, subject to shareholder approval at the Annual Meeting.  The Plan is intended to replace the 2000 Stock Incentive Compensation Plan (the "Prior Plan").  If the Plan is approved by the shareholders, it will become effective immediately.  A copy of the Plan is attached to this proxy statement as Appendix B.

As with the Prior Plan, the Plan is intended to promote the interests of the Company and its shareholders by enabling us to attract, retain and reward employees and non-employee directors and provide an effective means for selected employees and non-employee directors to acquire an ownership interest in the Company, motivating employees to achieve long-range goals and objectives of the Company.  The Board decided to seek shareholder approval of a new equity-based compensation plan at the Annual Meeting due to the fact that the Prior Plan had few shares remaining available for grant and incentive stock options could no longer be granted under the Plan. The Board is also considering providing performance-based equity incentives in the future, and the Plan specifically provides for those types of awards.

The Plan provides for awards of both incentive and nonqualified stock options, restricted stock with time-or performance-based vesting, stock grants, and performance shares or units with vesting tied to attainment of performance goals.  Stock options and performance awards or units may be designed, in the discretion of the committee administering the Plan, to qualify as performance-based compensation under the Internal Revenue Code of 1986, as amended.

Up to a total of 900,000 shares of the Common Stock may be issued pursuant to awards granted under the Plan, subject to adjustment for changes in capitalization.

General Information

Administration.  The Plan will be administered by the Compensation and Management Development Committee (the "Compensation Committee") of the Board, which is comprised of non-employee directors all of whom satisfy the criteria to be an independent director under Rule 4350(c)(3) of the Nasdaq listing standards, a "non-employee director" under Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and an "outside director" under Section 162(m) of the Code.  The Plan will be administered by the Compensation Committee, unless the Board appoints a different committee to administer the Plan.

As administer of the Plan, the Compensation Committee or any successor (the "Plan Committee") will establish the terms and conditions of awards granted under the Plan, subject to limitations set forth in the Plan. The Plan Committee may delegate to a separate committee made up of one or more directors, who may also be officers or other employees of the Company, certain authority under the Plan, including the authority to grant awards to eligible employees who are not subject to stock ownership reporting requirements under Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

Eligible Participants.  Employees and non-employee directors of the Company or one of its subsidiaries are eligible to receive awards under the Plan.  No awards have been allocated or granted under the Plan as of the date of this proxy statement.  At March 18, 2011, approximately 77 employees and 9 non-employee directors were considered eligible to participate in the Plan.

Shares Available for Grant.  Up to 900,000 shares of the Company's common stock may be issued under the Plan.  If there is a stock split (including a reverse stock split), stock dividend, or a recapitalization affecting the Company’s shares, appropriate adjustments will be made in the number of shares that may be issued in the future and in the number of shares and exercise or base price of all awards then outstanding.  Options granted under the Plan to a single individual in any fiscal year may cover up to a total of 300,000 shares.

If any Award is forfeited, expires or lapses, or is for any reason cancelled or terminated without having been exercised or paid, the shares of Common Stock subject to such award will again be available for issuance under the Plan.  In addition, if a participant pays all or part of the exercise price or withholding obligation related to exercise of an option by reducing the number of shares otherwise vested and issuable pursuant to an award to satisfy the exercise price and/or withholding obligation, or if shares are withheld from any award or otherwise surrendered to satisfy a tax withholding obligations, then such shares will not be counted as having been issued under the Plan.

Amendment, Suspension, and Termination of the Plan.  The Board may amend, suspend or terminate the Plan or any portion of the Plan at any time; provided, however, that no amendment shall be adopted, without approval of the shareholders, that (a) increases the number of shares of Common Stock which may be issued under the Plan, (b) expands the types of awards available to participants under the Plan, (c) deletes or limits the provisions prohibiting the repricing of options; or (d) extends the termination date of the Plan. The Board may suspend or terminate the Plan or any portion thereof at any time, and may amend the Plan from time to time in such respects as the Board may deem advisable in order that any awards thereunder shall conform to any change in applicable laws or regulations or in any other respect the Board may deem to be in the best interests of the Company.  No such amendment, suspension, or termination shall materially adversely alter or impair any outstanding awards without the consent of the participant affected thereby.

Types of Awards

The types of awards that may be granted by the Plan Committee under the Plan include:

Options.  Options to purchase the Company common stock may be incentive stock options ("ISOs") meeting the requirements of Section 422 of the Code, or nonqualified options which are not eligible for such tax-favored treatment.  ISOs may be granted only to employees of the Company or one of its subsidiaries.  The Plan does not specify a maximum term for nonqualified options, but under current law ISOs must expire not more than ten years from the date of grant.  For all options, the exercise price per share must be not less than 100% of the fair market value of a share of the Company common stock on the date the option is granted.

Restricted Stock.  Restricted shares are shares of the Company common stock that are subject to such limitations as the Plan Committee deems appropriate, including restrictions on sale or transfer.  Restricted shares may be subject to forfeiture in the event the recipient terminates employment or service as a director during a specified period.  From the date of issuance of restricted shares, the recipient is entitled to the rights of a shareholder with respect to such shares, including voting and dividend rights.

Stock Grants.  The Plan Committee may make awards of unrestricted Common Stock to participants in recognition of outstanding achievements, as an additional award for when Performance Goals are exceeded, or as a form of compensation.  Such awards shall be paid to Employees no later than the last date that causes the payment to constitute a short-term deferral that is not subject to Section 409A under the Code and related regulations.

Performance Units and Awards.  Performance units may be granted to employees.  Each performance unit represents the right to receive an amount equal to the value of the unit.  A performance award is subject to forfeiture if or to the extent the recipient fails to meet certain performance goals during a designated performance cycle.  Performance awards earned by attaining performance goals are paid at the end of a performance cycle in cash or shares of Common Stock or in any other form approved by the Plan Committee.

In the case of performance awards granted to executive officers, the Plan Committee, in its sole discretion, may impose performance goals relating to corporate performance, business unit performance, or a combination of both, in order to qualify the awards as performance-based compensation under Section 162(m) of the Code, which makes certain compensation in excess of $1,000,000 non-deductible unless it is performance-based and subject to performance goals that have been approved by shareholders.  Corporate performance goals will be based on financial performance goals related to the performance of the Company as a whole, and may include one or more measures related to earnings, profitability, efficiency, or return to shareholders, such as earnings per share, operating profits, stock price, or costs of production.  Business unit performance goals may be based on a combination of financial goals and strategic goals related to the performance of an identified business unit for which a participant has responsibility.  Strategic goals for a business unit may include one or a combination of objective factors relating to success in implementing strategic plans or initiatives, introducing products, constructing facilities, or other identifiable objectives.  Financial goals for a business unit may include the degree to which the business unit achieves one or more objective measures related to its revenues, earnings, profitability, efficiency, operating profit, or costs of production.  Any corporate or business unit goals may be expressed as absolute amounts or as ratios or percentages.  Success in achieving such goals may be measured against various standards, including targets, improvement over prior periods, and performance relative to other companies, business units, or industry groups.  Approval of the Plan by the shareholders at the Annual Meeting will constitute approval of the foregoing performance goals under Section 162(m) of the Code, if required.

Special Provisions

No Option Repricing.  The Plan prohibits the repricing of stock options other than in connection with adjustments for a change in the Company's capitalization.

No Discount Options.  Stock options may not be granted with an exercise or base price less than the fair market value of the Company's common stock on the date of grant.  The closing sale price for the Common Stock reported on OTC Bulletin Board™ on March 18, 2011, was $4.60.

Adjustments for Changes in Capitalization; Change in Control

In the event of a stock split (including a reverse stock split), a dividend or distribution paid in Common Stock, or a recapitalization of or affecting Common Stock, the aggregate number and kind of shares reserved for issuance under the Plan, the maximum limitations on the number of shares that may be issued to a single participant in any fiscal year under the Plan, the number, kind, and price per share subject to each outstanding option and the number and kind of shares subject to other awards granted under the Plan, will automatically be adjusted proportionately, or substituted, to reflect the effect of such stock split, distribution paid in Common Stock, or recapitalization.  In the event of any merger or consolidation, separation (including a spin off), reorganization, any partial or complete liquidation, or any other change in corporate capitalization not specifically addressed in the preceding sentence, the Plan Committee may make such adjustments or substitutions as it may determine to be appropriate.

The Plan Committee, in its discretion, may provide in any award agreement that

(a)           In the event of a change in control of the Company, all or a specified portion of the Award (to the extent then outstanding) will become immediately vested.  Any such acceleration of vesting must comply with applicable regulatory requirements and any participant will be entitled to decline the accelerated vesting of all or any portion of his or her award, if he or she determines that such acceleration may result in adverse tax consequences to him or her; and

(b)           In the event the Board approves a proposal for:  (i) merger, exchange or consolidation in which the Company is not the resulting or surviving corporation (or in which the Company is the resulting or surviving corporation but becomes a subsidiary of another corporation); (ii) transfer of all or substantially all the assets of the Company; (iii) sale of 50 percent or more of the combined voting power of the Company's voting securities; or (iv) the dissolution or liquidation of the Company, the Plan Committee may notify participants in writing of a proposed transaction and it may then in its sole discretion, and to the extent possible under the structure of the transaction involved, either:

(i)           Provide that outstanding awards will be converted into or replaced by proportionate and similar awards relating to the securities of the surviving or acquiring corporation in the transaction;

(ii)           Provide a 30-day period prior to the completion of the transaction during which all outstanding awards would become fully vested, and if not exercised, would upon completion of the transaction terminate; or

(iii)           Provide that outstanding awards that are not fully vested will become fully vested subject to the Company's right to pay each participant a cash amount (determined by the Plan Committee and based on the amount, if any, being received by the Company's shareholders in the transaction) in exchange for cancellation of the applicable award.

New Plan Benefits

No determinations regarding awards to be made to eligible participants under the Plan have been made as of the date of this proxy statement.

Federal Income Tax Consequences of Awards

The following discussion summarizes the principal anticipated federal income tax consequences of grants of awards under the Plan to participants and to the Company.

Tax Consequences to Participants

Incentive Stock Options.  ISOs granted under the Plan are intended to meet the requirements of Section 422 of the Code.  No taxable income results to a participant upon the grant of an ISO or upon the issuance of shares when the ISO is exercised.  The amount realized on the sale or taxable exchange of such shares in excess of the exercise price will be considered a capital gain and any loss will be a capital loss, except that if the sale or exchange occurs within one year after exercise of the ISO or two years after grant of the ISO, the participant will recognize compensation taxable at ordinary income tax rates measured by the amount by which either (a) the fair market value on the date of exercise or (b) the amount realized on the sale of the shares, whichever is less, exceeds the exercise price.  For purposes of determining alternative minimum taxable income, an ISO is treated as a nonqualified option.

Nonqualified Options.  No taxable income is recognized upon the grant of a nonqualified option.  In connection with the exercise of a nonqualified option, a participant will generally realize ordinary compensation income (self-employment income for non-employee directors) measured by the difference between the fair market value of the shares acquired on the date of exercise and the exercise price.  The participant's cost basis in the acquired shares is the fair market value of the shares on the exercise date.  Any gain upon sale of the shares is capital gain and any loss will be a capital loss.

Payment of Exercise Price in Shares.  The Plan Committee may permit participants to pay all or a portion of the exercise price of an option using previously-acquired shares of the Company common stock.  If an option is exercised and payment is made in previously held shares, there is no taxable gain or loss to the participant other than any gain recognized as a result of exercise of the option, as described above.

Restricted Awards and Performance Awards.  In the case of restricted awards and performance awards, in general, a participant will not recognize any income upon issuance of an award.  Generally the participant will be required to recognize ordinary compensation income at the date or dates, if any, that shares vest in an amount equal to the value of such shares plus any cash received at the date of vesting.

Tax Consequences to the Company

To the extent participants qualify for capital gains treatment with respect to the sale of shares acquired pursuant to exercise of an ISO, the Company will not be entitled to any tax deduction in connection with ISOs.  In all other cases, the Company will be entitled to receive a federal income tax deduction at the same time and in the same amount as the amount which is taxable to participants as ordinary income with respect to awards.

The information in this proxy statement concerning federal income tax consequences is intended only for the general information of shareholders.  Participants in the Plan should consult their own tax advisers, as federal income tax consequences may depend on the particular terms of individual awards and the specific circumstances of individual participants.

Required Vote

If a quorum is present at the Annual Meeting, the Plan will be approved upon the affirmative vote of a majority of the total votes cast upon the proposal at the meeting.  Abstentions and shares represented by duly executed and returned proxies of brokers or other nominees which are expressly not voted on Proposal 3 will have no effect on the required vote.

The Board unanimously recommends a vote "FOR" approval of the Plan.

PROPOSAL 4 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee of our Board has selected Deloitte & Touche LLP as the Company's independent registered public accountants for the fiscal year ending December 31, 2011.  Although the selection of independent auditors is not required to be submitted to a vote of the shareholders by the Company's charter documents or applicable law, the Board has decided to ask the shareholders to ratify the selection.  If the shareholders do not approve the selection of Deloitte & Touche LLP, the Board will ask the Audit Committee to reconsider its recommendation.

Provided that a quorum is present, the selection of Deloitte & Touche LLP as the Company's independent auditors will be ratified if the votes cast in favor of the proposal exceed the votes cast against it at the Annual Meeting.  Shares that are not represented at the meeting, shares that abstain from voting on this proposal, and broker non-votes will have no effect on the outcome of the voting on this proposal.

The Board recommends that shareholders vote in favor of ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2011.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

The Board conducts its business through meetings of the Board and through Board committees.  During 2010, the Board held 11 meetings.  Each director attended at least 75 percent of the aggregate of (i) the total number of meetings of the Board, and (ii) the total number of meetings held by all committees on which that director served.

The Company does not have a policy regarding attendance at annual shareholder meetings by directors.  All of the 9 individuals who were then directors attended the 2010 annual meeting of shareholders in April 2010.

Board Leadership and Risk Oversight

For more than a decade, one of our independent directors has been selected to serve as Chairman of the Board.  The Board believes that separating the roles of Chairman and Chief Executive Officer is in the best interest of our shareholders.  Having a Chairman who is not a member of management gives our independent directors a more significant role in setting meeting agendas, establishing priorities and the strategic direction of the Company, and fulfilling its oversight function.  The Board believes that the manner in which it oversees risk management at the Company has not affected its leadership structure.

The Board is responsible for providing oversight of the Company's risk management processes.  The Loan Committee (which operates at the Bank Board level) is primarily responsible for overseeing the risk management function on behalf of the Board.  In carrying out its responsibilities, the Loan Committee works closely with the Bank's Chief Credit Officer.  The Loan Committee meets at least monthly with the Chief Credit Officer and other members of management and receives a comprehensive report on risk exposures (including management's assessment of risks related to liquidity, credit, operations and regulatory compliance, among others), and the processes in place to monitor and control such exposures.  The Loan Committee provides a report on risk management to the full Bank Board on at least a quarterly basis.

In addition to the Loan Committee, other Board committees oversee the management of risks facing the Company in their areas of responsibility.  Additional details regarding participation of Board Committees in risk oversight are included below.

Committees

The Board has established, among others, an ‘Audit Committee’ and a ‘Compensation, Governance and Nominating Committee’.

Audit Committee.  The principal functions of the Audit Committee are to be directly responsible for the appointment, compensation, and oversight of the independent auditors and the internal audit department; oversee the functioning of the Company's internal control over financial reporting and associated risks; review and approve any major accounting policy changes affecting operating results; review the arrangements for, and scope of, the independent audit and the results of the audit and internal audits; review the scope of non-audit services performed by the independent auditors; ensure that the auditors are, in fact, independent; establish and oversee compliance with policies to prohibit unethical, questionable, or other illegal activities by officers and employees of the Company; and establish and monitor procedures for the receipt, retention and treatment of complaints regarding accounting or auditing matters.  The Audit Committee also is responsible for reviewing the quarterly, annual, and other reports filed with the SEC and the annual report to shareholders. The Audit Committee met five times during 2010.

Current members of the Audit Committee include Messrs. Archer (Chair), Ferlin, Forcum and Rust.  The Board has determined that each member who served on the Audit Committee since January 1, 2010 is "independent" as defined in Rule 5605(a)(2) of the Nasdaq listing standards and in Rule 10A-3 adopted by the SEC under the Exchange Act.  The Board has also determined that each of Messrs. Archer, Ferlin, Forcum and Rust is qualified to be an "audit committee financial expert" as defined in the SEC's rules.  The Audit Committee's charter is available on the Company's website at www.bankofthepacific.com in the "Corporate Governance" section.

Compensation, Governance and Nominating Committee. The responsibilities of the Compensation, Governance and Nominating Committee (the "Compensation Committee") are set forth in two written charters available on the Company's website at www.bankofthepacific.com under "Investor Info." in the "Corporate Governance" section.  The Compensation Committee met ten times during 2010.  The Board has determined that each current member of the Compensation Committee (who were also the members throughout 2010), Messrs. Schermer (Chair), Archer, Ferlin, Rognlin, and Forcum, is "independent" as defined in Rule 5605(a)(2) of the Nasdaq listing standards.

Under its charters, the Compensation Committee is charged with carrying out the Board's overall responsibilities relating to compensation of the Company's executive officers and directors.  Its specific duties include reviewing the Company's bonus and equity programs, the succession plan for key officers including the Chief Executive Officer (the "CEO"), and director compensation arrangements, and recommending changes to the Board as it deems appropriate, as well as recommending to the Board the annual compensation, including salary, bonus and equity awards, for the CEO.  The Compensation Committee also reviews the performance goals established for the Company's incentive compensation programs and to, among other things, assure that performance goals and other compensation programs do not encourage excessive risk-taking.

In addition, another responsibility of the Compensation Committee is to identify individuals qualified to become members of the Board; recommend to the Board the slate of director nominees to be elected by shareholders; recommend directors to be elected by the Board to fill any vacancies; develop and recommend to the Board the corporate governance practices of the Board; oversee compliance with the Board's policies regarding ethical conduct and conflicts of interest of directors; and handle other matters as the Board or the Compensation Committee Chairman deems appropriate.

The Compensation Committee continually evaluates the current Board composition to determine what attributes are desirable in new director candidates.  The Compensation Committee looks for candidates who, as a group, meet the Company's strategic needs, possess the highest personal values, judgment and integrity, have the time and the willingness to understand the regulatory and policy environment in which the Company operates, and have diverse experience in key business, financial, and other challenges that face the Company.  The Compensation Committee does not have any minimum requirements for director nominee qualifications.  When the Compensation Committee has a need to identify new candidates, because of a vacancy on the Board or otherwise, it polls the current directors for suggested candidates.  To date, the Company has not engaged third-party search firms to identify candidates.  Any candidates identified for further consideration are typically interviewed and the Compensation Committee conducts such investigation of the candidate's background as deemed appropriate.  The Company has not adopted a formal diversity policy, although it has traditionally sought a board that is geographically representative of its markets of operations.

The Compensation Committee will consider director candidates recommended by shareholders for nomination by the Board.  Potential nominees recommended by shareholders are evaluated by the same criteria as other candidates considered by the Compensation Committee and based on the needs of the Board at the time.  Shareholders may make recommendations to the Nominating Committee by sending a written recommendation, including a description of the candidate's qualifications and evidence of share ownership, to Douglas M. Schermer, Chair, Compensation, Governance and Nominating Committee, Pacific Financial Corporation, 1101 S. Boone Street, Aberdeen, WA  98520.

Under the Company's articles, shareholders are also permitted to nominate director candidates directly, subject to certain notice provisions described in more detail under the heading "Shareholder Proposals and Shareholder Nominations for Director" below.

With respect to compensation of our officers and employers, the CEO annually reviews the performance of each executive officer (other than himself) and makes recommendations to the Compensation Committee regarding salary adjustments and annual awards of stock options and cash incentive bonuses for the executive officers, if any.  The Compensation Committee is responsible for annually evaluating the CEO's performance and presenting its conclusions and recommendations regarding his compensation to the full Board for approval.  The CEO does not participate in deliberations by the Compensation Committee or the Board regarding his compensation.  The Compensation Committee exercises its own discretion in accepting or modifying the CEO's recommendations regarding the performance and compensation of the Company's other executive officers prior to consideration by the Board.

The Compensation Committee has authority under its charters to retain outside compensation consultants and other advisors, to approve the terms of their retention, including fees for their services, and to terminate any such engagement, subject to approval by the Board.  During 2010 and into the current year, the Compensation Committee engaged Amalfi Consulting (the "Consultant") for the purposes of compensation assessment and planning.  The Consultant advised the Compensation Committee with respect to its review, analysis and adoption of a new annual incentive compensation plan providing for performance-based cash bonuses.  The Consultant also provided advice with respect to the design and implementation of the 2011 Equity Incentive Plan, which plan was approved by the Board, subject to approval by shareholders at the annual meeting.  Throughout the process the Consultant participated in formal meetings with the Compensation Committee to review proposed plan designs and also consulted with committee members on a less formal basis.

As part of its engagement, the Consultant took time to develop an understanding of the Company's business strategy and goals relative to its equity and cash incentive programs, and gathered and reviewed existing compensation information.  In addition, the Consultant conducted confidential interviews with officers to examine each executive’s role in the Bank, as well as their perceptions regarding the proposed program and their individual compensation priorities.  The Consultant worked with the Company to develop a customized peer group for use in their analysis and provided a sample plan document that outlined the key terms of the annual incentive compensation plan, which was then finalized with other advisers and approved by the Board in March 2011.

Shareholder Communications with the Board

The Board encourages shareholders to send communications directly to the Board.  Should a shareholder wish to communicate with the Board, the communications should be mailed to Gary C. Forcum, Chairman, Board of Directors, Pacific Financial Corporation, 1101 S. Boone Street, Aberdeen, WA  98520.  Communications may also be directed to individual directors at the same address.

Your communications should indicate that you are a shareholder.  We will forward the communication to the designated addressee or to the appropriate director or committee if no particular individual is specified.  We will not forward communications that appear primarily commercial in nature or relate to an improper or irrelevant topic.  Correspondence marked ‘Confidential’ and properly addressed will not be opened prior to forwarding to the Board or individual director.

DIRECTOR COMPENSATION FOR 2010

The following table summarizes compensation paid to each person, other than Mr. Long, who served as a director of the Company during 2010, including as directors of Bank of the Pacific.  No outside director received perquisites or other personal benefits with a total value exceeding $10,000 during 2010.

Name	Fees earned or paid in cash (1)	Option awards (2)	Total
G. Dennis Archer	$30,000	$0	$30,000
John R. Ferlin	$26,300	$0	$26,300
Gary C. Forcum	$39,150	$0	$39,150
Susan C. Freese	$23,450	$0	$23,450
Edwin Ketel	$22,850	$0	$22,850
Randy W. Rognlin	$28,850	$0	$28,850
Randy Rust	$28,400	$0	$28,400
Douglas M. Schermer	$23,800	$0	$23,800

(1)
Directors of the Company currently receive a $19,200 annual retainer fee and fees of $450 per Board meeting attended.  The Chairman of the Board currently receives a $24,000 annual retainer fee and fees of $800 per meeting attended.  Audit Committee members receive $450 and the Audit Committee Chair receives $550 per committee meeting attended.  All other committee members receive $300 per committee meeting attended.

(2)
No stock options were granted to the named directors during 2010.  At December 31, 2010, the Company's outside directors held stock options as follows:  Mr. Archer, 5,500 shares; Mr. Ferlin, 5,500 shares; Mr. Forcum, 1,100 shares; Ms. Freese, 3,300 shares; Mr. Ketel, 1,100 shares;  Mr. Rognlin, 1,100 shares; Mr. Rust, 5,500 shares; Mr. Schermer, 1,100 shares.  The options have an exercise price equal to fair market value on the date of grant (as adjusted for a 10% stock dividend effective January 13, 2009) and became exercisable cumulatively in five equal annual installments beginning one year after the date of grant, which was January 23, 2003, in the case of all directors except Messrs. Archer, Ferlin and Rust.  The vesting of options granted to these three directors was accelerated in 2005 in order to minimize compensation expense reported by the Company because the options were out of the money at that time.  All options have a ten-year term.

Annually, the Compensation Committee reviews the amount and form of directors’ compensation, including annual retainers and meeting fees, and reports the results of its review to the full Board with any recommended changes.  The Compensation Committee may periodically consider Board compensation levels as compared to a relevant peer group of competitive financial institutions, and such other factors that it views as relevant.  The current director compensation structure was established in consultation with an outside firm (Milliman) in 2004.  Since that time, director compensation has decreased through elimination of retainer fees in months where no meeting occurs and through reduction in the size of the Board.  See Director Compensation for 2010 for further discussion on annual retainers and meeting fees.  Directors may also receive compensation in the form of stock option awards.  There have been no stock options granted to directors since 2004.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the compensation received by the Chief Executive Officer, the Chief Financial Officer, and the Company's other executive officers for services rendered in all capacities during the two years ended December 31, 2010.  The Bank pays all compensation of the executive officers, except for Mr. Long and Ms. Portmann, who receive a portion of their compensation from the Company.

Name and Principal Positions	Year	Salary		All Other Compensation (2)	Total Compensation
Dennis A. Long	2010	$248,577	(1)	$1,331	$249,908
Chief Executive Officer and President of the Company	2009	$243,850	(1)	$8,625	$252,475
and Chief Executive Officer of Bank of the Pacific

Denise Portmann	2010	$124,386		$726	$125,112
Chief Financial Officer of the Company and	2009	$118,021		$5,847	$123,868
Executive Vice President and Chief Financial Officer of Bank of the Pacific

Bruce MacNaughton	2010	$146,086		$865	$146,951
Vice President of the Company and Executive Vice President	2009	$139,050		$6,208	$160,708
and Chief Credit Officer of Bank of the Pacific

John Van Dijk	2010	$158,037		$932	$158,969
Corporate Secretary of the Company and President	2009	$154,500		$6,208	$160,708
and Chief Operating Officer of Bank of the Pacific

(1)	Includes director fees received in the amount of $22,550 in 2010, and $22,400 in 2009.

(2)
Amounts shown represent employer matching contributions to the Bank's 401(k) Profit Sharing Plan.  No executive officer received perquisites or other personal benefits with a total value exceeding $10,000 during the years covered by the table.

Incentive Compensation

Under the Company's Senior Officer Incentive Plan (the "Cash Incentive Plan") in place until 2011, targets and parameters for bonuses were approved by the Compensation Committee following review of prior year results.  The Cash Incentive Plan provided for annual cash bonuses under a formula based on the Company's equity as of the beginning of the year or other factors as determined by the Compensation Committee.  No bonuses were paid for 2009 or 2010 due to a failure to meet performance conditions in the Cash Incentive Plan.

The Company adopted a new annual incentive compensation plan in March 2011 that will be effective for this year.

No stock-based awards were made to executive officers under the 2000 Stock Incentive Compensation Plan during 2010, 2009, or 2008.

The table below provides information regarding outstanding stock options held by the named executive officers at the end of 2010.

Outstanding Equity Awards at December 31, 2010

Name	Number of Securities Underlying Unexercised Options		Option Exercise Price	Option Grant Date		Option Expiration Date
	Exercisable	Unexercisable
Dennis Long	5,500	0	$11.36	1-23-2003	(2)	1-23-2013
Denise Portmann	1,100	0	$10.75	1-1-2003	(2)	1-1-2013
	4,400	0	$14.59	1-2-2004		1-2-2014
	11,000	0	$14.77	3-10-2005		3-10-2015
	6,600	4,400	$13.77	5-25-2006	(1)	5-25-2016
	2,200	3,300	$14.59	6-20-2007	(1)	6-20-2017
Bruce MacNaughton	47,291	0	$10.57	1-7-2002	(1)	1-7-2012
	7,709	0	$10.75	1-1-2003	(2)	1-1-2013
	5,500	0	$14.59	1-2-2004		1-2-2014
	6,600	0	$14.77	3-10-2005		3-10-2015
	3,300	2,200	$13.77	5-25-2006	(1)	5-25-2016

(1) Options become exercisable cumulatively in five equal annual installments beginning one year after the grant date.

(2) Options become exercisable in full at the end of five years following the grant date.

Equity Compensation Plan Information

The following table summarizes share and exercise price information about the Company's equity compensation plans as of December 31, 2010.  The table does not include the shares covered by the 2011 Equity Incentive Plan submitted for shareholder approval as Proposal 3 above.

	(a)		(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))

Equity compensation plans approved by security holders:	816,742	(1)	$11.06	133,380

Equity compensation plans not approved by security holders:	—		—	—

Total	816,742	(1)		133,380

(1) Excludes 1,870 shares under outstanding options, with an aggregate exercise price of $5.62, granted by the Company pursuant to a merger agreement in substitution of options of the target, BNW Bancorp, Inc.

Retirement and Other Benefits

The Company believes that a retirement plan for its executive officers is an important part of the total compensation package and provides a mechanism for attracting and retaining superior executives.  Effective January 1, 2007, the Compensation Committee recommended, and the full Board of Directors approved, a nonqualified supplemental executive retirement plan (the "SERP") to provide retirement benefits to certain executive officers.  The SERP is unsecured and unfunded and there are no Plan assets.  The Company has purchased single premium Bank Owned Life Insurance ("BOLI policies") on the lives of the executives and other officers with a total cash surrender value of $5,497,000 at December 31, 2010, and intends to use income from the BOLI policies to offset SERP benefit expenses.  The Company benefits from the future death benefits paid out under these BOLI policies.

Benefits under the SERP will generally vest over a ten-year period with a threshold level of 30%.  The level of accumulated (accrued) benefits is based on years of credited service, divided by years of service at normal retirement age of each named executive officer as follows:  Mr. Long, 68; Ms. Portmann, 55; Mr. MacNaughton, 65; and Mr. Van Dijk, 69.  Messrs. Long and Van Dijk may also qualify for reduced benefits in the event of early retirement after reaching age 65.

Annual retirement benefits under each agreement are equal to a fixed amount for each executive as follows:  Mr. Long, $133,590; Ms. Portmann, $139,409; Mr. MacNaughton, $92,432; and Mr. Van Dijk, $93,154.  Assumptions used in calculating the present value of accumulated SERP benefits are described in Note 11 to the Company's audited financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2010.  Annual benefits are paid for a period of 15 years and generally begin on the first day of the first month following the executive's retirement.

Employees, including executive officers, who meet the eligibility requirements may contribute up to 15% of their compensation to the Company's 401(k) defined contribution plan.  The Company, at its discretion, may match each employee's contribution.  In 2010, the company matched employees’ contributions at a rate of $.08 per dollar of salary deferred.  Executive officers are also provided with the use of company automobiles and reimbursement of country club dues.

Potential Payments upon Termination or Change in Control

Each named executive officer is a party to an employment agreement with the Bank.  The agreements automatically renew for an additional year on each one-year anniversary, unless the Bank provides notice of termination, such that the remaining term ranges from two to three years at all times.  Notice of termination by the Bank results in severance obligations to the employee as described in more detail below.  The employment agreements also provide that any stock options held by the employee will be immediately vested in full upon termination of employment by the Bank other than for cause, including by reason of death or disability.

The employment agreements provide that, in the absence of a change in control, if the employee receives notice of termination by the Bank without cause, the employee will be entitled to receive salary from the date of termination through the end of the then-current term.  If the employee is terminated by the Bank within 24 months after a change in control, other than by reason of death or disability or for cause, the employee will be entitled to receive a payment as follows:

Dennis Long	36 times base compensation during most recent calendar month
Denise Portmann	18 times base compensation during most recent calendar month
Bruce MacNaughton	24 times base compensation during most recent calendar month
John Van Dijk	36 times base compensation during most recent calendar month

A change in the employee's position that results in a material diminution of his or her authority, duties, or responsibilities without his or her consent following a change in control will be deemed a termination by the Bank.  Payment will be made in equal monthly payments beginning on the 15th day of the calendar month immediately following the termination date and ending on the 15th day of the third calendar month of the calendar year immediately following the termination date.  Amounts payable under the employment agreements are subject to reduction to the extent that such payments would be deemed excess parachute payments under Section 280G of the Internal Revenue Code of 1986 (the "Code"), as amended (the "Code").  To the extent required by Section 409A of the Code, severance benefits will not be paid or commenced until the expiration of six months following the date of the executive officer's termination under the employment agreement.

A "change in control" under the employment agreements means a change in ownership (50% or more of fair market value or voting power) or effective control (20% or more of the total voting stock or replacement of a majority of the directors) of the Bank or a change in ownership of a substantial portion of its assets (one-third or more of total fair market value).  "Cause" includes dishonesty; fraud; commission of a felony or a crime involving moral turpitude; deliberate violation of statutes, regulations, or orders; destruction or theft of property or assets of the Bank or its customers; the employee's refusal to perform or gross negligence in the performance of his or her duties; and misconduct materially injurious to the Bank.

If an executive is terminated without cause prior to qualifying for early or normal retirement, the vested percentage of his or her accrued benefit under the SERP, if any, will be payable beginning with the month following the month in which he or she attains normal retirement age.  If an executive officer's employment is terminated by reason of disability or death, the executive or his or her beneficiary will be paid an annual benefit equal to the accrued benefit under the SERP for 15 years.  If an executive officer's employment is terminated within 24 months following a change in control by the Company without cause or by the executive for good reason, he or she is entitled to receive annual SERP benefits in an amount equal to (a) the executive's vested percentage of the accrued SERP benefit as of the termination date or (b) 50% of the SERP benefit, whichever is greater.  "Change in control" for purposes of the SERP benefits is defined in a manner similar to the employment agreements described above, except that the threshold for a change in effective control is 30% (rather than 20%) or more of the total voting stock or replacement of a majority of the directors and a substantial portion of assets is equal to 40% (rather than one-third) or more of total fair market value.  "Good reason" as defined in the SERP includes a material decrease in base compensation, in the executive's authority, duties or responsibilities, or in the budget over which he or she has authority; a material change in the executive's office location; or any material breach by the Company of the executive's employment agreement.

The employment agreements include a prohibition on disclosure of confidential information concerning the Bank at any time as well as an agreement not to compete with the Bank for up to two years in the counties in which it is operating.  The Bank is entitled to receive payment for each breach of these provisions as follows:

Name	Breach of Confidentiality	Breach of Noncompete
Dennis Long	$100,000	$250,000
Denise Portmann	$50,000	$100,000
Bruce MacNaughton	$75,000	$150,000
John Van Dijk	$75,000	$150,000

The Bank may also seek injunctive relief from a court to enforce the provisions.

If an employee provides written notice of termination of employment less than 90 days prior to the termination date, the agreement requires the employee to pay liquidated damages to the Bank ranging from $15,000 to $25,000.

Deductibility of Executive Compensation

The Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which generally limits the deductibility for federal income tax purposes of annual compensation totaling more than $1,000,000 paid to certain executive officers, with exceptions for qualifying performance-based compensation.  The Company believes that compensation paid to its executive officers is fully deductible for federal income tax purposes.

AUDIT COMMITTEE REPORT

The Audit Committee met with management and the Company's independent auditors, Deloitte & Touche LLP ("Deloitte"), to review the Company's accounting functions and the audit process and to review and discuss the audited financial statements for the year ended December 31, 2010.  The Audit Committee discussed and reviewed with Deloitte the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, "Communications with Audit Committees."  Deloitte has also provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding communications with the Audit Committee concerning independence.  The Audit Committee discussed with Deloitte the firm's independence and considered whether the provision of services to the Company by Deloitte is consistent with maintaining the firm's independence.

Based on its review and discussions with management and the Company's independent auditors, the Audit Committee recommended to the Board that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2010, for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Board of Directors:

G. Dennis Archer (Chair), John Ferlin, Gary C. Forcum and Randy Rust

AUDITORS

Deloitte & Touche LLP served as the Company's independent auditors for 2010, and performed the audit of the Consolidated Financial Statements of the Company for the year ended December 31, 2010.  As noted in Proposal 4 above, Deloitte has been selected for the fiscal year ending December 31, 2011, as well.

A representative of Deloitte is expected to be present at the Annual Meeting to respond to appropriate questions from shareholders and will have the opportunity to make a statement if he or she so desires.

Fees Paid to Auditors

Fees paid to Deloitte for the fiscal years ended December 31, 2010 and 2009, were as follows:

	2010	2009
Audit Fees	$350,000	$350,000
Audit Related Fees	0	0
Tax Fees	19,125	19,866
All Other Fees	0	0

Audit Fees.  Represents the aggregate fees, including out-of-pocket expenses, for professional services rendered for (i) the audit of the Company's annual financial statements, (ii) review of financial statements included in the Company's quarterly reports on Form 10-Q, and (iii) preparation for internal control reports and related attestation services required by Section 404 of the Sarbanes-Oxley Act of 2002.

Audit Related Fees.  Represents fees, including out-of-pocket expenses, billed for services related to regulatory compliance reviews.

Tax Fees.  Represents fees related to tax compliance, tax advice, and tax planning.

All Other Fees.  Represents fees related to analyzing information technology controls and procedures.

The Audit Committee determined that the provision of these audit related, and other, services was compatible with maintaining the independence of the Company's independent auditors.

Pre-Approval of Fees

All fees and services (including audit and permissible non-audit services) of the Company's independent auditors are required to be reviewed and approved at a meeting of the Audit Committee prior to the engagement.  The Audit Committee pre-approved 100% of the fees described above.

CODE OF ETHICS

The Company adopted a Code of Ethics that applies to our Chief Executive Officer, President, Chief Financial Officer, and Chief Credit Officer of the Bank.  The Code of Ethics is available on our website at www.bankofthepacific.com in the "Corporate Governance" section.

RELATED PERSON TRANSACTIONS

Consistent with applicable federal banking regulations, all loans or extensions of credit to executive officers and directors were made in the ordinary course of business and were made on substantially the same terms as those prevailing at the time for comparable loans with persons not related to the lender.  The Bank is therefore prohibited from making any new loans or extensions of credit to executive officers and directors at different rates or terms than those offered to the general public, and has adopted a policy to this effect.  From time to time the Bank has made loans to executive officers and directors that meet the requirements described above.

Each director and executive officer of the Company is required to notify the Audit Committee of any transaction that may present a conflict of interest with the Company or in which the insider may benefit directly or indirectly.  Under the Company's written Code of Business Ethics; Conflict of Interest Policy, the Board has final authority to approve any transaction between a director or officer (or a related party) and the Company.  The nature of the transaction must be fully disclosed to the Board.  The affected insider must abstain from the approval process and will not be counted in determining a quorum of directors.  The Board will approve only those transactions that are fair and reasonable to the Company and as to which a more advantageous arrangement was not reasonably available under the circumstances.  Transactions in which the total fees and payments do not exceed $10,000 and which are entered into in the ordinary course of business are excepted from the requirement of Board approval.

SHAREHOLDER PROPOSALS AND SHAREHOLDER
NOMINATIONS FOR DIRECTOR

Shareholder Proposals.  In order to be eligible for inclusion in the proxy materials of the Company for the 2012 Annual Meeting of Shareholders, any shareholder proposal to take action at such meeting must be received at the Company's administrative headquarters at 1101 S. Boone Street, Aberdeen, Washington, 98520 no later than December 1, 2011.  Any such proposals shall be subject to the requirements of the SEC's proxy rules.  In addition, if the Company receives notice of a shareholder proposal after February 14, 2012, the persons named as proxies in such proxy statement and form of proxy will have discretionary authority to vote on such shareholder proposal.

Nomination of Candidate for Director.  Shareholders may directly nominate director candidates only in accordance with the prior notice provisions contained in the Company's articles.  These notice provisions require, among other things, that a shareholder provide the Company with written notice not less than 14 days nor more than 60 days prior to the date of the annual meeting (or, if the Company provides less than 21 days' notice of such meeting, no later than seven days after the date on which notice was mailed to shareholders).

MISCELLANEOUS

The Company's 2010 Annual Report to Shareholders has been mailed along with this Proxy Statement to all shareholders of record as of the close of business on March 18, 2011.  Any shareholder who has not received a copy of such annual report may obtain a copy by writing to the Company.

A copy of the Company's Annual Report on Form 10-K for 2010 as filed with the SEC will be furnished without charge to shareholders, including beneficial owners of the common stock as of March 18, 2011, upon written request to Sandra Clark, Asst. Corporate Secretary, Pacific Financial Corporation, 1101 S. Boone Street, Aberdeen, Washington 98520.

By order of the Board of Directors

Aberdeen, Washington	John Van Dijk
March 30, 2011	Corporate Secretary

Appendix A

AMENDMENT TO

RESTATED ARTICLES OF INCORPORATION

OF

PACIFIC FINANCIAL CORPORATION

Articles III and V of the Restated Articles of Incorporation of Pacific Financial Corporation are amended and restated as follows:

"ARTICLE III

CAPITALIZATION

"3.1            Authorized Classes of Shares.  The total authorized capital stock of the corporation is 30,000,000 shares, divided into 5,000,000 shares of preferred stock, $.01 par value per share, and 25,000,000 shares of Common Stock, $1.00 par value per share.

"3.2.           Rights of the Common Stock.  Subject to provisions governing preferred stock that may from time to time come into existence, the holders of the common stock shall have unlimited voting rights and the unlimited right to receive the net assets of the corporation upon dissolution.  Each share of the common stock of the corporation will be entitled to one vote at all meetings of shareholders.  Holders of shares of common stock shall not have the right to cumulate votes in the election of directors.  Upon the request of any shareholder or shareholders holding in the aggregate more than 25 percent of all the votes entitled to be cast on any issue proposed to be considered at a special meeting of the shareholders, it will be the duty of the secretary to promptly call a special meeting of the shareholders.

"3.3.           Limitations, Preferences, and Relative Rights of the Preferred Stock.  The Board of Directors is authorized, subject to the provisions of this Article III and of the Washington Business Corporation Act, to provide for the issuance of shares of the preferred stock in series, to fix the number and determine the designation of any such series, and to determine the preferences, limitations, voting powers, and relative rights of each series, including, without limitation, whether and to what extent the shares of that series shall have voting rights, whether shares of that series shall be redeemable or convertible and, if so, under what circumstances, and whether and the extent to which shares of that series shall be entitled to dividends and other distributions, and to preference over any other class or series of shares with respect to distributions, including upon liquidation or dissolution of the corporation.

"ARTICLE V

ABSENCE OF PREEMPTIVE RIGHTS

"No holder of shares of any class of capital stock of the corporation shall be entitled to preemptive rights to acquire any shares of capital stock of the corporation, whether now or hereafter authorized, or to acquire any obligations issued or sold which are convertible into stock of the corporation, other than such rights, if any, as the Board of Directors in its discretion may from time to time determine, and at such price as the Board of Directors may from time to time fix."

A-1

Appendix B

PACIFIC FINANCIAL CORPORATION
2011 EQUITY INCENTIVE PLAN

THIS PLAN is made this 9th day of March, 2011, by Pacific Financial Corporation (the Company).

ARTICLE I
PURPOSE AND EFFECTIVE DATE

1.1           Purpose.  The purpose of the Plan is to provide financial incentives for selected Employees and for the non-employee Directors of the Company, thereby promoting the long-term growth and financial success of the Company by (a) attracting and retaining employees and Directors of outstanding ability, (b) strengthening the Company's capability to develop, maintain, and direct a competent management team, (c) providing an effective means for selected Employees and non-employee Directors to acquire and maintain ownership of Company stock, (d) motivating Employees to achieve long-range goals and objectives of the Company, and (e) providing incentive compensation opportunities competitive with those of other similarly situated corporations.

1.2           Effective Date and Expiration of Plan.  The Plan is subject to approval by a majority of the votes cast at the annual meeting of Shareholders to be held on April 27, 2011, or at any adjournment thereof, by the holders of shares of the Company's common stock entitled to vote thereon, and, if so approved, will be effective as of such date.  Unless earlier terminated by the Board pursuant to Section 10.3, the Plan shall terminate on the tenth anniversary of the Effective Date.  No Award shall be made pursuant to the Plan after its termination date, but Awards made prior to the termination date may extend beyond that date.

1.3           Reservation of Right to Amend to Comply with Section 409A.  The Board and the Committee reserve the right to amend the Plan, either retroactively or prospectively, in whatever respect is required to achieve and maintain compliance with the requirements of Code Section 409A and the regulations and other guidance issued by the Department of the Treasury thereunder (collectively, "Section 409A").

ARTICLE II
DEFINITIONS

The following words and phrases, as used in the Plan, shall have these meanings:

Award means, individually or collectively, any Option, Restricted Stock, Restricted Performance Stock, unrestricted Company Stock or Performance Unit Award.

Award Statement means a written notice or agreement confirming, and outlining certain additional terms of, an Award under the Plan furnished to a Participant.

Board means the Board of Directors of the Company.

Company means Pacific Financial Corporation, a Washington corporation.

Company Stock means common stock of the Company, $1.00 par value per share.

Change in Control has the meaning given by the Committee in each Award Statement, or, if the term is not otherwise defined in an Award Statement, the first occurrence of any of the following:

(a)           Any person (including any individual, corporation, limited liability company, partnership, trust, group, association, or other "person," as such term is used in Section 13(d)(3) or 14(d) of the Exchange Act) other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company, is or becomes a beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing 50 percent or more of the combined voting power of the Company's then outstanding securities;

(b)           Individuals whose election, or nomination for election by Shareholders at a meeting of Shareholders, was approved by a vote of a majority of the Board cease for any reason to constitute at least a majority of the Board; or

(c)           The Shareholders approve (i) a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities (meaning all issued and outstanding securities ordinarily having the right to vote at elections of the Company's directors) of the Company outstanding immediately prior to such transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50 percent of the combined voting power of voting securities of the Company or of such surviving entity outstanding immediately after such merger or consolidation, (ii) an agreement for the sale or disposition by the Company of all or substantially all of its assets, or (iii) a plan of complete liquidation of the Company.

Code means the Internal Revenue Code of 1986, as amended.

Committee means the Compensation and Management Development Committee of the Board or a successor or additional committee of the Board appointed by the Board to administer the Plan in accordance with Article III of the Plan.

Director means a member of the Board.

Effective Date means the date on which the Plan is approved by the Shareholders, as provided in Section 1.2.

Employee means an employee of the Company or any Subsidiary.

Exchange Act means the Securities Exchange Act of 1934, as amended.

Fair Market Value means, on any given day, the fair market value per share of Company Stock determined as follows:

(a)           If Company Stock is traded on an established securities exchange (including the Nasdaq Stock Market), the closing sale price of Company Stock as reported for such day by the principal exchange on which Company Stock is traded or, if Company Stock was not traded on such day, on the next preceding day on which Company Stock was traded;

(b)           If trading activity in Company Stock is reported on the OTC Bulletin Board, the mean between the high and low sales prices of Company Stock for such day as reported on the OTC Bulletin Board or, if there are no such quotes for Company Stock for such day, on the next preceding day on which Company Stock was traded; or

(c)           If there is no market for Company Stock or if trading activities for Company Stock are not reported in one of the manners described above, the fair market value will be as determined by the Committee.

Fiscal Year means the fiscal year of the Company, which as of the date of this Plan is the annual period ending on December 31.

Incentive Stock Option means an option within the meaning of Section 422 of the Code.

Nonqualified Stock Option means an option granted under the Plan other than an Incentive Stock Option.

Option means either a Nonqualified Stock Option or an Incentive Stock Option to purchase Company Stock.

Option Price means the price at which Company Stock may be purchased under an Option as provided in Section 5.4.

Participant means an Employee or a non-employee Director of the Company or a Subsidiary to whom an Award has been made under the Plan.

Performance Goals means goals approved by the Committee pursuant to Section 4.5.

Performance Period means a period of time over which performance is measured.

Performance Unit means the unit of measure determined under Article VIII by which is expressed the value of a Performance Unit Award.

Performance Unit Award means an Award granted under Article VIII.

Plan means this Pacific Financial Corporation 2011 Equity Incentive Plan, as amended from time to time.

Restricted Performance Stock means Company Stock subject to Performance Goals.

Restricted Stock means Company Stock subject to the terms and conditions provided in Article VI and including Restricted Performance Stock.

Restricted Stock Award means an Award granted under Article VI.

Restriction Period means a period of time determined under Section 6.2 during which Restricted Stock is subject to the terms and conditions provided in Section 6.3.

Shareholders means the holders of the voting securities of the Company.

Subsidiary means a "subsidiary corporation" of the Company, within the meaning of Section 424(f) of the Code, namely any corporation in which the Company directly or indirectly controls 50 percent or more of the total combined voting power of all classes of stock having voting power.

ARTICLE III
ADMINISTRATION

3.1           General.  The Plan will be administered by the Committee.

3.2           Delegation or Successors.  The Board may at any time appoint a successor or additional committee with authority to administer all or part of the Plan, which committee will be appointed by the Board and shall be composed of not less than two Directors.  The Committee may also, except to the extent prohibited by applicable law or the applicable rules of a stock exchange, allocate all or any portion of its responsibilities or powers to any one or more of its members, in which case references to the Committee in this Plan will be deemed a reference to such delegee.  Any authority granted or delegated by the Board or a Committee under this section may be revoked at any time.  In determining the composition of any successor or additional committee or any delegation to any one or members of the Committee, consideration shall be given to whether Awards to be granted by the Committees or delegee will be impacted by the short-swing profit recovery provisions of Section 16 of the Securities Exchange Act of 1934.

3.3           Requirements for Performance Awards.  All Performance Goals under this Plan will be established and administered by, and all Awards intending to qualify as a performance-based award will be granted by, a duly constituted committee consisting of a sufficient number of non-employee Directors so as to qualify the committee for purposes of Section 162(m)(4)(C) of the Code.

3.4           Authority of the Committee.  The Committee has full power and authority (subject to such orders or resolutions as may be issued or adopted from time to time by the Board) to administer the Plan in its sole discretion, including the authority to:

(a)           Construe and interpret the Plan and any Award Statement;

(b)           Promulgate, amend, and rescind rules and procedures relating to the implementation of the Plan;

(c)           Select the Participants who will be granted Awards;

(d)           Determine the number and types of Awards to be granted to each such Participant;

(e)           Determine the number of shares, or share equivalents, to be subject to each Award;

(f)           Determine the option price, purchase price, base price, or similar feature for any Award; and

(g)           Determine all the terms and conditions of all Award Statements, consistent with the requirements of the Plan, including, without limitation, the terms and conditions under which an Award may be exercised, if at all, after a Participant's termination of employment (or service as a non employee Director).

Decisions and interpretations of the Committee will be final, conclusive, and binding on all Participants.

3.5           Costs of Plan.  The costs and expenses of administering the Plan will be borne by the Company.

ARTICLE IV
AWARDS

4.1           Awards.  Awards under the Plan shall consist of Incentive Stock Options, Nonqualified Stock Options, Restricted Stock, Restricted Performance Stock, unrestricted Company Stock, and Performance Units.  All Awards shall be subject to the terms and conditions of the Plan and to such other terms and conditions consistent with the Plan as the Committee deems appropriate.  Awards under a particular section of the Plan need not be uniform and Awards under two or more sections may be combined in one Award Statement.  Any combination of Awards may be granted at one time and on more than one occasion to the same Participant.  Awards of Performance Units and Restricted Performance Stock shall be earned solely upon attainment of Performance Goals, and the Committee shall have no discretion to increase such Awards.

4.2           Eligibility for Awards.  An Award may be made to any Employee or non-employee Director selected by the Committee.  In making this selection and in determining the form and amount of the Award, the Committee may give consideration to the functions and responsibilities of the person being considered for an Award, his or her present and potential contributions to the success of the Company, the value of his or her services to the Company, and such other factors deemed relevant by the Committee.

4.3           Shares Available Under the Plan.

(a)           Subject to adjustment under Section 10.2, the number of shares of Company Stock that may be issued pursuant to Awards under the Plan shall not exceed 900,000 shares, of which 900,000 shares may be issued pursuant to Incentive Stock Options.  The Company Stock to be offered under the Plan may be either authorized and unissued shares or shares previously issued and outstanding and reacquired by the Company.

(b)           If any Award is forfeited, expires or lapses, or is for any reason cancelled or terminated without having been exercised or paid, the shares of Company Stock subject to such Award will again be available for issuance under the Plan.  In addition, if a Participant pays all or part of the exercise price or withholding obligation related to exercise of a Nonqualified Stock Option by reducing the number of shares otherwise vested and issuable pursuant to an Award to satisfy the Option Price and/or withholding obligation, or if shares of Company Stock are withheld from any other Award or otherwise surrendered to satisfy a Participant's tax withholding obligations, then such shares will not be counted as having been issued under the Plan, and in the event they have previously been issued to a Participant, will be added back to the number of shares that may be issued under the Plan under subsection 4.3(a) above.

4.4           Limitation on Awards.  The maximum aggregate dollar value of Restricted Stock and Performance Units awarded to any Employee with respect to a Performance Period or Restriction Period may not exceed $1 million for each Fiscal Year included in such Performance Period or Restriction Period.  The maximum number of shares for which Options may be granted to any Participant in any one Fiscal Year shall not exceed 300,000.

4.5           Performance Goals.

(a)           In the event an Award is intended to be performance-based, the Committee will establish Performance Goals for each Performance Period on the basis of such criteria and to accomplish such objectives as the Committee may from time to time select.  Performance Goals may be based on (i) performance criteria for the Company, a Subsidiary, or an operating group, (ii) a Participant's individual performance, or (iii) a combination of both.  Performance Goals may include objective and subjective criteria.  During any Performance Period, the Committee may adjust the Performance Goals for such Performance Period as it deems equitable in recognition of unusual or nonrecurring events affecting the Company, changes in applicable tax laws or accounting principles, or such other factors as the Committee may determine.

(b)           The Performance Goals for Restricted Performance Stock or Performance Units granted to executive officers of the Company may relate to corporate performance, business unit performance, or a combination of both.

(i)           Corporate Performance Goals will be based on financial performance goals related to the performance of the Company as a whole and may include one or more measures related to earnings, profitability, cash flow (including measures such as Earnings Before Interest, Taxes, Depreciation, and Amortization (EBITDA), efficiency, return to shareholders, such as earnings per share, operating income, revenue growth, return on equity, return on assets or return on invested capital.

(ii)           Business unit Performance Goals will be based on a combination of financial goals and strategic goals related to the performance of an identified business unit for which a Participant has responsibility.  Strategic goals for a business unit may include one or a combination of objective factors relating to success in implementing strategic plans or initiatives, introducing products, limiting losses or containing risks, or other identifiable objectives.  Financial goals for a business unit may include the degree to which the business unit achieves one or more objective measures related to its revenues, earnings, profitability, efficiency, operating income, return on equity or tangible equity, or return on assets.

(iii)           Any corporate or business unit Performance Goals may be expressed as absolute amounts or as ratios or percentages.  Success may be measured against various standards, including targets, improvement over prior periods, and performance relative to other companies, business units, or industry groups.

ARTICLE V
STOCK OPTIONS

5.1           Award of Stock Options.  The Committee may, from time to time, and on such terms and conditions as the Committee may prescribe, award Incentive Stock Options and Nonqualified Stock Options to any Employee or non-employee Director.

5.2           Period of Option.  An Option granted under the Plan shall be exercisable only in accordance with the vesting schedule approved by the Committee and included in the related Award Statement.  The Committee may in its discretion prescribe additional conditions, restrictions or terms on the vesting of an Option, including the full or partial attainment of Performance Goals pursuant to Section 4.5.  After an Option vests, the Option may be exercised at any time during the term of the Option, in whole or in installments, as specified in the related Award Statement.  The duration of each Option shall not be more than ten years from the date of grant.

5.3           Award Statement.  Each Option shall be evidenced by an Award Statement.

5.4           Option Price, Exercise and Payment.  The Option Price of Company Stock under each Option shall be determined by the Committee but shall be a price not less than 100 percent of the Fair Market Value of Company Stock at the date such Option is granted.

Vested Options may be exercised from time to time by giving written notice to the Corporate Secretary of the Company, or his or her designee, specifying the number of shares to be purchased.  The notice of exercise shall be accompanied by payment in full of the Option Price in cash or the Option Price may be paid in whole or in part through the transfer to the Company of shares of Company Stock in accordance with procedures established by the Committee from time to time.  In addition, in accordance with the rules and procedures established by the Committee for this purpose, an Option may also be exercised through (a) a cashless exercise procedure involving a broker or dealer, if applicable, that affords Participants the opportunity to sell immediately some or all of the shares underlying the exercised portion of the Option in order to generate sufficient cash to pay the Option Price and/or to satisfy withholding tax obligations related to the Option or (b) for Nonqualified Stock Options only, by reducing the number of shares otherwise vested and issuable pursuant to the Award to satisfy the Option Price and/or withholding that obligation related to the Option.

In the event such Option Price is paid in whole or in part, with shares of Company Stock, the portion of the Option Price so paid shall be equal to the value, as of the date of exercise of the Option, of such shares.  The value of such shares shall be equal to the number of such shares multiplied by the Fair Market Value of such shares on the trading day coincident with the date of exercise of such Option (or the immediately preceding trading day if the date of exercise is not a trading day).  The Company shall not issue or transfer Company Stock upon exercise of an Option until the Option Price is fully paid.

5.5           Limitations on Incentive Stock Options.  For each Award designated as an Incentive Stock Option, the terms of the Award and the Award Statement will conform with the statutory and regulatory requirements specified pursuant to Section 422 of the Code, as in effect on the date such Incentive Stock Option is granted.  Each provision of the Plan relating to an Incentive Stock Option shall be construed so that each Incentive Stock Option shall be an incentive stock option as defined in Section 422 of the Code.

5.6           Shareholder Rights and Privileges.  A Participant shall have no rights as a Shareholder with respect to any shares of Company Stock covered by an Option until the issuance of such shares to the Participant.

5.7           Prohibition on Repricing of Options.  Except for adjustments pursuant to Section 10.2, at no time shall the Option Price of an Option granted under the Plan be subsequently repriced during the period of its exercisability.  For purposes of this Section, repricing means any of the following or any other action that has the same effect:

(a)           Lowering the exercise or base price after the Option is granted;

(b)           Any other action that is treated as a repricing under generally accepted accounting principles; or

(c)           Canceling an Option at a time when its exercise or base price exceeds the Fair Market Value of the underlying shares, in exchange for another Award, unless the cancellation and exchange occurs in connection with a merger, acquisition, spin-off or other similar corporate transaction.

ARTICLE VI
RESTRICTED STOCK

6.1           Award of Restricted Stock.  The Committee may make a Restricted Stock Award to any Employee or non-employee Director, subject to this Article VI and to such other terms and conditions as the Committee may prescribe.

6.2           Restriction Period.  At the time of making a Restricted Stock Award, the Committee shall establish the Restriction Period applicable to such Award.  The Committee may establish different Restriction Periods from time to time and each Restricted Stock Award may have a different Restriction Period, in the discretion of the Committee.  Restriction Periods, when established for a Restricted Stock Award, shall not be changed except as permitted by Section 6.3.

6.3           Other Terms and Conditions.  Company Stock, when awarded pursuant to a Restricted Stock Award, will be represented in a book entry account in the name of the Participant who receives the Restricted Stock Award.  The Participant shall be entitled to receive dividends during the Restriction Period and shall have the right to vote such Restricted Stock and shall have all other rights of a Shareholder, with the exception that (a) the Participant will not be entitled to delivery of the stock certificate during the Restriction Period, (b) the Company will retain custody of the Restricted Stock during the Restriction Period, and (c) a breach of a restriction or a breach of the terms and conditions established by the Committee pursuant to the Restricted Stock Award will cause a forfeiture of the Restricted Stock Award and related dividends.  The Participant may satisfy any amounts required to be withheld by the Company under applicable federal, state and local tax laws in effect from time to time, by electing to have the Company withhold a portion of the Restricted Stock Award to be delivered for the payment of such taxes.  The Committee may, in addition, prescribe additional restrictions, terms, or conditions upon or to the Restricted Stock Award including the attainment of Performance Goals in accordance with Section 4.5.

6.4           Restricted Stock Award Statement.  Each Restricted Stock Award shall be evidenced by an Award Statement.

6.5           Payment for Restricted Stock.  Restricted Stock Awards may be made by the Committee under which the Participant shall not be required to make any payment for the Company Stock or, in the alternative, under which the Participant, as a condition to the Restricted Stock Award, shall pay all (or any lesser amount than all) of the Fair Market Value of the Company Stock, determined as of the date the Restricted Stock Award is made.  If the latter, such purchase price shall be paid in cash or as otherwise provided in the Award Statement.

ARTICLE VII
UNRESTRICTED COMPANY STOCK AWARDS FOR EMPLOYEES

7.1           The Committee may make awards of unrestricted Company Stock to Employees or non-employee Directors in recognition of outstanding achievements, as an additional award for when Performance Goals are exceeded, or as a form of compensation.  Such awards shall be paid to Employees no later than the last date that causes the payment to constitute a short-term deferral that is not subject to Section 409A.

ARTICLE VIII
AWARD OF PERFORMANCE UNITS

8.1           Award of Performance Units.  The Committee may award Performance Units to any Employee.  Each Performance Unit shall represent the right of a Participant to receive an amount equal to the value of the Performance Unit, determined in the manner established by the Committee at the time of Award.

8.2           Performance Period.  At the time of each Performance Unit Award, the Committee shall establish, with respect to each such Award, a Performance Period during which performance shall be measured.  There may be more than one Performance Unit Award in existence at any one time, and Performance Periods may differ.

8.3           Performance Measures.  Performance Units shall be awarded to a Participant and earned contingent upon the attainment of Performance Goals established in accordance with Section 4.5.

8.4           Performance Unit Value.  Each Performance Unit shall have a maximum dollar value established by the Committee at the time of the Award.  Performance Units earned will be determined by the Committee in respect of a Performance Period in relation to the degree of attainment of Performance Goals.  The measure of a Performance Unit may, in the discretion of the Committee, be equal to the Fair Market Value of one share of Company Stock.

8.5           Award Criteria.  In determining the number of Performance Units to be granted to any Participant, the Committee shall take into account the Participant's responsibility level, performance, potential, cash compensation level, other incentive awards, and such other considerations as it deems appropriate.

8.6           Payment.

(a)           Following the end of the Performance Period, a Participant holding Performance Units will be entitled to receive payment of an amount, not exceeding the maximum value of the Performance Units, based on the achievement of the Performance Goals for such Performance Period, as determined by the Committee.

(b)           Payment of Performance Units shall be made in cash or Company Stock, as designated by the Committee in the Award Statement.  Payment shall be made in a lump sum or in installments and shall be subject to such other terms and conditions as shall be determined by the Committee.  Employees shall be paid with respect to their Performance Units no later than the last date that causes the payment to constitute a short-term deferral that is not subject to Section 409, unless the Award includes terms that comply with Section 409A.

8.7           Performance Unit Award Statements.  Each Performance Unit Award shall be evidenced by an Award Statement.

ARTICLE IX
CHANGE IN CONTROL OF THE COMPANY

9.1           The Committee, in its discretion, may provide in any Award Statement that:

(a)           In the event of a Change in Control of the Company, all or a specified portion of the Award (to the extent then outstanding) will become immediately vested to the full extent not previously vested.  Any such acceleration of Award vesting must comply with applicable regulatory requirements and any Participant will be entitled to decline the accelerated vesting of all or any portion of his or her Award, if he or she determines that such acceleration may result in adverse tax consequences to him or her; and

(b)           In the event the Board approves a proposal for:  (i) merger, exchange or consolidation in which the Company is not the resulting or surviving corporation (or in which the Company is the resulting or surviving corporation but becomes a subsidiary of another corporation); (ii) transfer of all or substantially all the assets of the Company; (iii) sale of 50 percent or more of the combined voting power of the Company's Voting Securities; or (iv) the dissolution or liquidation of the Company (each, a "Transaction"), the Committee will notify Participants in writing of the proposed Transaction (the "Proposed Transaction Notice") at least 30 days prior to the effective date of the proposed Transaction.  The Committee may, in its sole discretion, and to the extent possible under the structure of the Transaction, select one of the following alternatives for treating outstanding Awards under the Plan:

(i)           The Committee may provide that outstanding Awards will be converted into or replaced by Awards of a similar type relating to the securities of the surviving or acquiring corporation in the Transaction.  The amount and type of securities subject to and the exercise price (if applicable) of the replacement or converted Awards will be determined by the Committee based on the exchange ratio, if any, used in determining shares of the surviving corporation to be issued to holders of shares of the Company.  If there is no exchange ratio in the Transaction, the Committee will, in making its determination, take into account the relative values of the companies involved in the Transaction and such other factors as the Committee deems relevant.  Such replacement or converted Awards will continue to vest over the period (and at the same rate) as the Awards which the replacement or converted Awards replaced, unless determined otherwise by the Committee;

(ii)           The Committee may provide a 30-day period prior to the consummation of the Transaction during which all outstanding Awards will tentatively become fully vested, and upon consummation of such Transaction, all outstanding and unexercised Awards will immediately terminate.  If the Committee elects to provide such 30-day period for the exercise of Awards, the Proposed Transaction Notice must so state.  Participants, by written notice to the Company, may exercise their Awards and, in so exercising the Awards, may condition such exercise upon, and provide that such exercise will become effective immediately prior to, the consummation of the Transaction, in which event Participants need not make payment for any Company Stock to be purchased upon exercise of an Award until five days after written notice by the Company to the Participants that the Transaction has been consummated (the "Transaction Notice").  If the Transaction is consummated, each Award, to the extent not previously exercised prior to the consummation of the Transaction, will terminate and cease being exercisable as of the effective date of such consummation.  If the Transaction is abandoned, (1) all outstanding Awards not exercised will continue to be vested and exercisable, to the extent such Awards were vested and exercisable prior to the date of the Proposed Transaction Notice, and (2) to the extent that any Awards not exercised prior to such abandonment have become vested and exercisable solely by operation of this Section 9.1(b), such vesting and exercisability will be deemed annulled, and the vesting and exercisability provisions otherwise in effect will be reinstituted, as of the date of such abandonment; or

(iii)           The Committee may provide that outstanding Awards that are not fully vested will become fully vested subject to the Company's right to pay each Participant a cash amount (determined by the Committee and based on the amount, if any, being received by the Company's shareholders in the Transaction) in exchange for cancellation of the applicable Award.

Unless the Committee specifically provides otherwise in the change in control provision for a specific Award Statement, Awards will become vested as of a Change in Control date only if, or to the extent, such acceleration in the vesting of the Awards does not result in an "excess parachute payment" within the meaning of Section 280G(b) of the Code.  The Committee, in its discretion, may include change in control provisions in some Award Statements and not in others, may include different change in control provisions in different Award Statements, and may include change in control provisions for some Awards or some Participants and not for others.

ARTICLE X
MISCELLANEOUS PROVISIONS

10.1           Limits as to Transferability. Unless otherwise expressly provided in an individual Award Statement, no Award (other than Restricted Stock after the Restriction Period) will be transferable other than by will or the laws of descent and distribution and each Award will be exercisable (if exercise is required), during the lifetime of the Participant, only by the Participant or, in the event the Participant becomes legally incompetent, by the Participant's guardian or legal representative.  Notwithstanding the foregoing, the Committee, in its discretion, may provide in any Award Statement that the Award:

(a)           May be freely transferred;

(b)           May be freely transferred to a class of transferees specified in the Award Statement; or

(c)           May be transferred, but only subject to any terms and conditions specified in the Award Statement (including, without limitation, a condition that an Award may only be transferred without payment of consideration).

Furthermore, notwithstanding the foregoing, any Award may be surrendered to the Company pursuant to this Plan in connection with the payment of the purchase or option price of another Award or the payment of the Participant's federal, state, or local tax withholding obligation with respect to the exercise or payment of another Award.

10.2           Adjustments Upon Changes in Stock.

(a)           The existence of the Plan and the Awards granted under the Plan will not affect or restrict in any way the right or power of the Board or the Shareholders of the Company to make or authorize any adjustment, recapitalization, reorganization, or other change in the Company's capital structure or its business, any merger or consolidation of the Company, any issue of bonds, debentures, preferred or prior preference stocks ahead of or affecting the Company's capital stock or the rights thereof, the dissolution or liquidation of the Company or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding.

(b)           In the event of a stock split (including a reverse stock split), a dividend or distribution paid in Company Stock, or a recapitalization of or affecting Company Stock, the aggregate number and kind of shares reserved for issuance under the Plan, the maximum limitations on the number of shares that may be issued as Awards granted to a single Participant in any Fiscal Year under the Plan, the number, kind, and price per share subject to each outstanding Option and the number and kind of shares subject to other Awards granted under the Plan, will automatically be adjusted proportionately, or substituted, to reflect the effect of such stock split, distribution paid in Company Stock, or recapitalization.  In the event of any merger or consolidation, separation (including a spin off), a reorganization (whether or not such reorganization comes within the definition of such term in Section 368 of the Code), any partial or complete liquidation, or any other change in corporate capitalization not specifically addressed in the preceding sentence, the Committee may make such adjustments or substitution in the aggregate number and kind of shares reserved for issuance under the Plan, the maximum limitations on the number of shares that may be issued as Awards granted to a single Participant under the Plan, the number, kind, and price per share subject to each outstanding Option, the number and kind of shares subject to other outstanding Awards under the Plan and/or such other equitable adjustments or substitutions as it may determine to be appropriate in its sole discretion.

10.3           Amendment, Suspension, and Termination of Plan. The Board may suspend or terminate the Plan or any portion thereof at any time, and may amend the Plan from time to time in such respects as the Board may deem advisable in order that any Awards thereunder shall conform to any change in applicable laws or regulations or in any other respect the Board may deem to be in the best interests of the Company; provided, however, that no such amendment shall, without approval of the Shareholders, (a) except as provided in Section 10.2, increase the number of shares of Company Stock which may be issued under the Plan, (b) expand the types of Awards available to Participants under the Plan, (c) delete or limit the provision in Section 5.7 prohibiting the repricing of Options; or (d) extend the termination date of the Plan.  No such amendment, suspension, or termination shall materially adversely alter or impair any outstanding Options, shares of Restricted Stock, or Performance Units without the consent of the Participant affected thereby.

10.4           Nonuniform Determinations.  The Committee's determinations under the Plan, including without limitation, (a) the determination of the Employees to receive Awards, (b) the form, amount, and timing of such Awards, (c) the terms and provisions of such Awards and (d) the Award Statements evidencing the same, need not be uniform and may be made by it selectively among Employees who receive, or who are eligible to receive, Awards under the Plan, whether or not such Employees are similarly situated.

10.5           General Restriction.  Each Award under the Plan shall be subject to the condition that, if at any time the Committee shall determine that (a) the listing, registration, or qualification of the shares of Company Stock subject or related thereto upon any securities exchange or under any state or federal law (b) the consent or approval of any government or regulatory body, or (c) an agreement by the Participant with respect thereto, is necessary or desirable, then such Award shall not become exercisable in whole or in part unless such listing, registration, qualification, consent, approval, or agreement shall have been effected or obtained free of any conditions not acceptable to the Committee.

10.6           No Right To Employment.  None of the actions of the Company in establishing the Plan, the action taken by the Company, the Board, or the Committee under the Plan, or the granting of any Award under the Plan shall be deemed (a) to create any obligation on the part of the Company to retain any person in the employ of the Company or as a Director, or (b) to be evidence of any agreement or understanding, express or implied, that the person has a right to continue as an employee for any period of time or at any particular rate of compensation.

10.7           Governing Law.  The provisions of the Plan shall take precedence over any conflicting provision contained in an Award Statement.  All matters relating to the Plan or to Awards granted hereunder shall be governed by and construed in accordance with the laws of the State of Washington without regard to the principles of conflict of laws.

10.8           Trust Arrangement.  All benefits under the Plan represent an unsecured promise to pay by the Company.  The Plan shall be unfunded and the benefits hereunder shall be paid only from the general assets of the Company resulting in the Participants having no greater rights than the Company's general creditors; provided, however, nothing herein shall prevent or prohibit the Company from establishing a trust or other arrangement for the purpose of providing for the payment of the benefits payable under the Plan.

Adopted by the Board of Directors March 9, 2011.

/s/ John Van Dijk	3/9/2011
John Van Dijk, Secretary	Date

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting. Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the shareholder meeting date.

PACIFIC FINANCIAL CORPORATION

INTERNET
http://www.proxyvoting.com/pflc
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

TELEPHONE
1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

92217-1

▼ FOLD AND DETACH HERE ▼

This proxy, when properly executed, will be voted in the manner directed by the stockholder. If no direction is indicated, the proxy will be voted for proposals 1, 2, 3, and 4.

Please mark your votes as indicated in this example ☒

The Board of Directors recommends a vote FOR the nominees listed below.

	FOR ALL	WITHHOLD FOR ALL	*EXCEPTIONS
1. To elect TWO directors to three-year terms: Nominees: 01 RANDY W. ROGNLIN 02 DWAYNE M. CARTER	☐	☐	☐

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box above and write that nominee's name in the space provided below.)

*Exceptions ____________________

5. To vote in accordance with their best judgment upon such other matters as may properly come before the meeting or any adjournments thereof.

The undersigned acknowledges receipt of the 2011 Notice of Annual Meeting and Proxy Statement and revokes all prior proxies for said meeting.

Mark Here for Address Change or Comments SEE REVERSE ☐

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature ____________________ Signature ____________________ Date ____________

You can now access your Pacific Financial Corporation account online.

Access your Pacific Financial Corporation account online via Investor ServiceDirect® (ISD).

BNY Mellon Shareowner Services, the transfer agent for Pacific Financial Corporation, now makes it easy and convenient to get current information on your shareholder account.

- View account status
- View certificate history
- View book-entry information
- View payment history for dividends
- Make address changes
- Obtain a duplicate 1099 tax form

Visit us on the web at http://www.bnymellon.com/shareowner/equityaccess

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time

Investor ServiceDirect®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-800-370-1163

Choose **MLink℠** for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to **Investor ServiceDirect®** at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of shareholders. The Proxy Statement and the 2010 Annual Report to Stockholders are available at: **http://bnymellon.mobular.net/bnymellon/pflc**

▼ FOLD AND DETACH HERE ▼

PROXY

PACIFIC FINANCIAL CORPORATION

Annual Meeting of Stockholders – April 27, 2011

The undersigned hereby appoints Dennis Long and John Van Dijk, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Pacific Financial Corporation Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the company to be held April 27, 2011, or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

Address Change/Comments (Mark the corresponding box on the reverse side)

BNY MELLON SHAREOWNER SERVICES
P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)

92217-1